CALCULATION OF REGISTRATION FEE

Class of securities requested	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common units representing limited liability company interests	$400,000,000	$46,480
Series A Cumulative Redeemable Perpetual Preferred Units	$50,000,000	$5,810
Series B Cumulative Redeemable Perpetual Preferred Units	$100,000,000	$11,620
Series C Cumulative Redeemable Perpetual Preferred Units	$75,000,000	$8,715
Total	$625,000,000	$72,625

(1)	The filing fee of $72,625 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $92,967 were paid with respect to unsold securities that were previously registered pursuant to a registration statement on Form S-3 (File No. 333-179050) initially filed by the registrant on January 18, 2012, all of which remains available for future registration fees. Of this available amount, $72,625 is being offset against the entire amount of the registration fee due for this offering and $20,342 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-202064

PROSPECTUS SUPPLEMENT
(To Prospectus Dated February 12, 2015)

Vanguard Natural Resources, LLC

Up to $400,000,000

Common Units
Representing Limited Liability Company Interests

Up to $50,000,000
7.875% Series A Cumulative Redeemable Perpetual Preferred Units
(Liquidation Preference $25.00 per unit)

Up to $100,000,000
7.625% Series B Cumulative Redeemable Perpetual Preferred Units
(Liquidation Preference $25.00 per unit)

Up to $75,000,000
7.75% Series C Cumulative Redeemable Perpetual Preferred Units
(Liquidation Preference $25.00 per unit)

This prospectus supplement and the accompanying base prospectus relate to the issuance and sale from time to time, through one or more of Credit Suisse Securities (USA) LLC, UBS Securities LLC, BMO Capital Markets Corp., MLV & Co. LLC, SunTrust Robinson Humphrey, Inc. or BB&T Capital Markets, a division of BB&T Securities, LLC (collectively, the “sales agents”), of (i) common units representing limited liability company interests (the “common units”) in Vanguard Natural Resources, LLC having an aggregate offering price of up to $400,000,000, (ii) 7.875% Series A Cumulative Redeemable Perpetual Preferred Units of Vanguard Natural Resources, LLC (the “Series A Preferred Units”) having an aggregate offering price of up to $50,000,000, (iii) 7.625% Series B Cumulative Redeemable Perpetual Preferred Units of Vanguard Natural Resources, LLC (the “Series B Preferred Units”) having an aggregate offering price of up to $100,000,000 and (iv) 7.75% Series C Cumulative Redeemable Perpetual Preferred Units of Vanguard Natural Resources, LLC (the “Series C Preferred Units” and, together with the Series A Preferred Units and the Series B Preferred Units, the “Preferred Units”) having an aggregate offering price of up to $75,000,000. These sales, if any, will be made pursuant to the terms of the equity distribution agreement dated March 12, 2015 by and among us and the sales agents (the “equity distribution agreement”), which is included as an exhibit to a Current Report on Form 8-K that we have filed with the U.S. Securities and Exchange Commission.

Under the terms of the equity distribution agreement, we also may sell common units or Preferred Units to any sales agent as principal for its own account at a price agreed upon at the time of the sale. If we sell common units or Preferred Units to any such sales agent as principal, we will enter into a separate terms agreement with such sales agent and we will describe that agreement in a separate prospectus supplement or pricing supplement.

Our common units and Preferred Units are listed on the NASDAQ Global Select Market (“NASDAQ”), an exchange of the NASDAQ OMX Group Inc. The symbol and last reported sales price of our common units and each series of our Preferred Units on March 11, 2015 is listed below.

Units	Symbol	Last reported sales price
Common units	VNR	$15.01 per unit
Series A Preferred Units	VNRAP	$23.91 per unit
Series B Preferred Units	VNRBP	$21.79 per unit
Series C Preferred Units	VNRCP	$22.16 per unit

Settlement for sales of common units and Preferred Units made under the equity distribution agreement will occur on the third Business Day following the date on which any sales are made in return for payment of the net proceeds from any such sale to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

The compensation of each of the sales agents for sales of units shall be a fixed commission rate of up to 2.0% of the gross sales price per common unit or Preferred Unit, depending on the number of common units or Preferred Units sold. The net proceeds from any sales under this prospectus supplement will be used as described under “Use of Proceeds.”

Investing in our common units and Preferred Units involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement and on page 6 of the accompanying base prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	UBS Investment Bank	BMO Capital Markets
MLV & Co.	SunTrust Robinson Humphrey	BB&T Capital Markets

The date of this prospectus supplement is March 12, 2015.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying base prospectus or any free writing prospectus prepared by us or on our behalf. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the sales agents are not, making an offer to sell our common units or Preferred Units in any jurisdiction where such offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying base prospectus is accurate as of any date other than the date on the front of this prospectus supplement and the accompanying base prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

We provide information to you about this offering of our common units and Preferred Units in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering, and (2) the accompanying base prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus supplement.

You should carefully read this prospectus supplement and the accompanying base prospectus, including the information incorporated by reference herein and therein, before you invest in our common units or Preferred Units. These documents contain certain information you should consider when making your investment decision. None of Vanguard Natural Resources, LLC, Credit Suisse Securities (USA) LLC, UBS Securities LLC, BMO Capital Markets Corp., MLV & Co. LLC, SunTrust Robinson Humphrey, Inc. or BB&T Capital Markets, a division of BB&T Securities, LLC, or any of their respective representatives is making any representation to you regarding the legality of an investment in our common units or Preferred Units by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in the common units or Preferred Units.

S-i

Prospectus Supplement

S-ii

GLOSSARY OF TERMS

Below is a list of terms that are common to our industry and used throughout this document:

/day	= per day
Bbls	= barrels
Bcf	= billion cubic feet
Bcfe	= billion cubic feet equivalents
BOE	= barrel of oil equivalent
Btu	= British thermal unit
MBbls	= thousand barrels
MBOE	= thousand barrels of oil equivalent

Mcf	= thousand cubic feet
Mcfe	= thousand cubic feet of natural gas equivalents
MMBbls	= million barrels
MMBOE	= million barrels of oil equivalent
MMBtu	= million British thermal units
MMcf	= million cubic feet
MMcfe	= million cubic feet of natural gas equivalents
NGLs	= natural gas liquids

When we refer to oil, natural gas and NGLs in “equivalents,” we are doing so to compare quantities of natural gas with quantities of NGLs and oil or to express these different commodities in a common unit of measurement. In calculating equivalents, we use a generally recognized standard in which 42 gallons is equal to one Bbl of oil or one Bbl of NGLs, and one Bbl of oil or one Bbl of NGLs is equal to six Mcf of natural gas. Also, when we refer to cubic feet measurements, all measurements are at a pressure of 14.73 pounds per square inch.

S-iii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements and information in this prospectus supplement, the accompanying base prospectus and the documents we incorporate by reference herein and therein may constitute “forward-looking statements.” The words “may,” “will,” “estimate,” “predict,” “potential,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Known material factors and other factors that could cause our actual results to differ from those in the forward-looking statements include, but are not limited to:

•	the volatility of realized oil, natural gas and NGLs prices;
•	the potential for additional impairment due to future declines in oil, natural gas and NGLs prices;
•	uncertainties about the estimated quantities of oil, natural gas and NGLs reserves, including uncertainties about the effects of the Securities and Exchange Commission’s (the “SEC”) rules governing reserve reporting;
•	the conditions of the capital markets, liquidity, general economic conditions, interest rates and the availability of credit to support our business requirements;
•	the discovery, estimation, development and replacement of oil, natural gas and NGLs reserves;
•	our business and financial strategy;
•	our future operating results;
•	our drilling locations;
•	technology;
•	our cash flow, liquidity and financial position;
•	the timing and amount of our future production of oil, natural gas and NGLs;
•	our operating expenses, general and administrative costs and finding and development costs;
•	the availability of drilling and production equipment, labor and other services;
•	our prospect development and property acquisitions;
•	the marketing of our oil, natural gas and NGLs;
•	competition in the oil, natural gas and NGLs industry;
•	the impact of weather and the occurrence of natural disasters such as fires, floods, hurricanes, earthquakes and other catastrophic events and natural disasters;
•	governmental regulation of the oil, natural gas and NGLs industry;
•	environmental regulations;
•	the effect of legislation, regulatory initiatives and litigation related to climate change;
•	developments in oil-producing and natural gas-producing countries;
•	the timing, amount and terms of future issuances of our equity and debt securities; and
•	our strategic plans, objectives, expectations and intentions for future operations.

S-iv

Other factors that could cause our actual results to differ from our expected results are described in (i) this prospectus supplement, (ii) our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, all of which are incorporated herein by reference, (iii) our other reports filed from time to time with the SEC and (iv) certain other announcements we make from time to time.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

S-v

SUMMARY

This summary highlights information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that may be important to you. You should read carefully this entire prospectus supplement, the accompanying base prospectus, the documents incorporated herein and therein by reference and the other documents to which we refer herein and therein for a more complete understanding of our business and the terms of our common units and Preferred Units, as well as tax and other considerations that are important to you in making your investment decision. You should pay special attention to the “Risk Factors” sections beginning on page S-3 of this prospectus supplement and on page 6 of the accompanying base prospectus and the risk factors included in our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, all of which are incorporated herein by reference, to determine whether an investment in our common units or Preferred Units is appropriate for you.

Unless the context otherwise requires, references to (1) “Vanguard Natural Resources,” “Vanguard,” “we,” “us,” “our” and similar terms, as well as references to the “Company,” are to Vanguard Natural Resources, LLC and its subsidiaries, including Vanguard Natural Gas, LLC, VNR Holdings, LLC, Vanguard Permian, LLC, VNR Finance Corp., Vanguard Operating, LLC, Encore Energy Partners Operating LLC and Encore Clear Fork Pipeline LLC and (2) “our operating subsidiary” or “VNG” are to Vanguard Natural Gas, LLC. With respect to the cover page and in the sections entitled “Summary — The Offering” and “Plan of Distribution,” “we,” “our” and “us” refer only to Vanguard Natural Resources, LLC. The estimates of our oil and natural gas reserves at December 31, 2013 in the documents incorporated by reference herein are based upon the reserve report prepared by our internal reservoir engineers, a substantial portion of which was audited by DeGolyer and MacNaughton, an independent petroleum engineering firm.

Our Company

We are a publicly traded limited liability company focused on the acquisition and development of mature, long-lived oil and natural gas properties in the United States. Our primary business objective is to generate stable cash flows allowing us to make monthly cash distributions to our unitholders and, over time, increasing our monthly cash distributions through the acquisition of additional mature, long-lived oil and natural gas properties. Through our operating subsidiaries, we own properties and oil and natural gas reserves primarily located in nine operating areas:

•	the Green River Basin in Wyoming;
•	the Piceance Basin in Colorado;
•	the Permian Basin in West Texas and New Mexico;
•	the Gulf Coast Basin in Texas, Louisiana and Mississippi;
•	the Big Horn Basin in Wyoming and Montana;
•	the Arkoma Basin in Arkansas and Oklahoma;
•	the Williston Basin in North Dakota and Montana;
•	the Wind River Basin in Wyoming; and
•	the Powder River Basin in Wyoming.

Our Principal Executive Offices

We are a limited liability company formed under the laws of the State of Delaware. Our executive offices are located at 5847 San Felipe, Suite 3000, Houston, Texas 77057. Our telephone number is (832) 327-2255. We maintain a website at http://www.vnrllc.com that provides information about our business and operations. Information contained on this website, however, is not incorporated into or otherwise a part of this prospectus supplement or the accompanying base prospectus.

THE OFFERING

Common units offered by us
Common units representing limited liability company interests in Vanguard Natural Resources, LLC having an aggregate offering price of up to $400,000,000. For a detailed description of the common units, please read “Description of Our Common Units.”
Series A Preferred Units offered by us
Series A Preferred Units of Vanguard Natural Resources, LLC having an aggregate offering price of up to $50,000,000. For a detailed description of the Series A Preferred Units, please read “Description of Our Series A Preferred Units” beginning on page 19 of the accompanying base prospectus.
Series B Preferred Units offered by us
Series B Preferred Units of Vanguard Natural Resources, LLC having an aggregate offering price of up to $100,000,000. For a detailed description of the Series B Preferred Units, please read “Description of Our Series B Preferred Units” beginning on page 26 of the accompanying base prospectus.
Series C Preferred Units offered by us
Series C Preferred Units of Vanguard Natural Resources, LLC having an aggregate offering price of up to $75,000.000. For a detailed description of the Series C Preferred Units, please read “Description of Our Series C Preferred Units” beginning on page 33 of the accompanying base prospectus.
Use of proceeds
We intend to use the net proceeds from this offering, after deducting the sales agents’ commissions and our offering expenses, for general limited liability company purposes, including the repayment of indebtedness outstanding under our reserve-based credit facility. Amounts repaid under our reserve-based credit facility may be reborrowed from time to time for acquisitions, growth capital expenditures, working capital needs and other general limited liability company purposes. Please see “Use of Proceeds.”
Material tax considerations
For a discussion of material federal income tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material Tax Considerations” on page S-8 of this prospectus supplement and “Material U.S. Federal Income Tax Consequences” beginning on page 49 of the accompanying base prospectus.
Exchange listings
Our common units, Series A Preferred Units, Series B Preferred Units and Series C Preferred Units are traded on the NASDAQ under the symbols “VNR,” “VNRAP,” “VNRBP” and “VNRCP,” respectively.
Risk factors
There are risks associated with this offering and our business. You should consider carefully the risk factors beginning on page S-3 of this prospectus supplement and on page 6 of the accompanying base prospectus and the other risks identified in the documents incorporated by reference herein and therein before making a decision to purchase our common units or Preferred Units in this offering.

RISK FACTORS

An investment in our common units or Preferred Units involves a high degree of risk. You should carefully read the risk factors set forth below, as well as the risk factors included under the caption “Risk Factors” on page 6 of the accompanying base prospectus and the risk factors included in our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, all of which are incorporated herein by reference. If any of these risks were to occur, our business, financial condition, results of operations or prospects could be materially adversely affected. In any such case, the trading price of our common units or Preferred Units could decline, and you could lose all or part of your investment.

The price of our common units and Preferred Units may be adversely affected by the future issuance and sale of additional common units or Preferred Units, including issuances and sales pursuant to the equity distribution agreement, or by our announcement that such issuances and sales may occur.

We cannot predict the size of future issuances or sales of our common units and Preferred Units, including those made pursuant to the equity distribution agreement with the sales agents, future acquisitions or capital raising activities, or the effect, if any, that such issuances or sales may have on the market price of our common units or Preferred Units. In addition, Credit Suisse Securities (USA) LLC, UBS Securities LLC, BMO Capital Markets Corp., MLV & Co. LLC, SunTrust Robinson Humphrey and BB&T Capital Markets, a division of BB&T Securities, LLC, as sales agents under the equity distribution agreement, will not engage in any transactions that stabilize the price of our common units or Preferred Units. The issuance and sale of substantial amounts of common units or Preferred Units, including issuances and sales pursuant to the equity distribution agreement, or an announcement that such issuances and sales may occur, could adversely affect the market price of our common units or Preferred Units.

Your percentage ownership in us may be diluted by future issuances of common units, which could reduce your influence over matters on which unitholders vote.

Our board of directors has the authority, without action or vote of our unitholders, to issue all or any part of our authorized but unissued shares of common units, including common units issuable upon the exercise of options or under equity-based incentive plans. Additional issuances of common units would reduce your percentage influence over matters on which our unitholders vote.

Risks Related to the Preferred Units

The Preferred Units represent perpetual equity interests in us.

The Preferred Units represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of our Preferred Units may be required to bear the financial risks of an investment in the Preferred Units for an indefinite period of time. In addition, the Preferred Units will rank junior to all our current and future indebtedness (including indebtedness outstanding under our reserve-based credit facility and our 7.875% Senior Notes due 2020 pursuant to the Indenture dated April 4, 2012 among Vanguard, VNR Finance Corp., the subsidiary guarantors named therein and U.S. Bank National Association, as trustee (the “7.875% Senior Notes due 2020”)) and other liabilities, and any other senior securities we may issue in the future with respect to assets available to satisfy claims against us.

No series of Preferred Units has been rated.

We have not sought to obtain a rating for any series of the Preferred Units, and none of the series of the Preferred Units may ever be rated. It is possible, however, that one or more rating agencies might independently determine to assign a rating to any series of the Preferred Units or that we may elect to obtain a rating of any series of the Preferred Units in the future. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to any series of the Preferred Units in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the market value of any series of the Preferred Units. Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. A rating is not a recommendation to purchase, sell or hold any particular security, including the Preferred Units. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of any series of the Preferred Units may not reflect all risks related to us and our business, or the structure or market value of the Preferred Units.

We distribute all of our available cash to our common unitholders and are not required to accumulate cash for the purpose of meeting our future obligations to holders of the Preferred Units, which may limit the cash available to make distributions on the Preferred Units.

Our limited liability company agreement requires that, within 90 days after the end of each quarter, we distribute all of our available cash to our common and Class B unitholders of record on the applicable record date. In accordance with our monthly distribution policy, we distribute available cash on a monthly basis. Available cash generally means, for any quarter ending prior to liquidation:

(a)	the sum of:
(i)	all our and our subsidiaries’ cash and cash equivalents (or our proportionate share of cash and cash equivalents in the case of subsidiaries that are not wholly owned) on hand at the end of that quarter; and
(ii)	all our and our subsidiaries’ additional cash and cash equivalents (or our proportionate share of cash and cash equivalents in the case of subsidiaries that are not wholly owned) on hand on the date of determination of available cash for that quarter resulting from working capital borrowings made subsequent to the end of such quarter;
(b)	less the amount of any cash reserves established by the board of directors (or our proportionate share of cash and cash equivalents in the case of subsidiaries that are not wholly owned) to:
(i)	provide for the proper conduct of our or our subsidiaries’ business (including reserves for future capital expenditures, including drilling and acquisitions, and for our and our subsidiaries’ anticipated future credit needs);
(ii)	comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which we or any of our subsidiaries is a party or by which we are bound or our assets are subject;
(iii)	provide funds for distributions on and redemption payments, if any, with respect to the Preferred Units; or
(iv)	provide funds for distributions to our common unitholders with respect to any one or more of the next four quarters;

provided that disbursements made by us or any of our subsidiaries or cash reserves established, increased or reduced after the end of a quarter but on or before the date of determination of available cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash, within that quarter if the board of directors so determines.

As a result, we do not expect to accumulate significant amounts of cash. Depending on the timing and amount of our cash distributions, these distributions could significantly reduce the cash available to us in subsequent periods to make payments on the Preferred Units.

The Preferred Units are subordinated to our existing and future debt obligations, and your interests could be diluted by the issuance of additional units, including additional Preferred Units, and by other transactions.

The Preferred Units are subordinated to all of our existing and future indebtedness (including indebtedness outstanding under our reserve-based credit facility and our 7.875% Senior Notes due 2020). As of March 10, 2015, our total debt was $1,938 million, and we had the ability to borrow an additional $632.5 million under our reserve-based credit facility, subject to certain limitations. We may incur additional debt under our reserve-based credit facility or future credit facilities. The payment of principal and interest on our debt reduces cash available for distribution to us and on our units, including the Preferred Units.

The issuance of additional units pari passu with or senior to the Preferred Units would dilute the interests of the holders of the Preferred Units, and any issuance of Senior Securities or Parity Securities (each as defined under “Description of Series A Preferred Units — Ranking” in the accompanying base prospectus) or additional indebtedness could affect our ability to pay distributions on, redeem or pay the liquidation preference on the Preferred Units. Only the change of control provisions relating to the Preferred Units protect the holders of the Preferred Units in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, which might adversely affect the holders of the Preferred Units.

Investors should not expect us to redeem the Series A Preferred Units on the date the Series A Preferred Units become redeemable by us or on any particular date afterwards.

The Series A Preferred Units have no maturity or mandatory redemption date and are not redeemable at the option of investors under any circumstances. The Series A Preferred Units may be redeemed by us at our option in the event of a Series A Change of Control (as defined under “Description of Series A Preferred Units — Change of Control” in the accompanying base prospectus) or at any time on or after June 15, 2023, in whole or in part, out of funds legally available for such redemption, at a redemption price of $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared (the “Series A Liquidation Preference”). Any decision we may make at any time to redeem the Series A Preferred Units will depend upon, among other things, our evaluation of our capital position and general market conditions at that time.

Investors should not expect us to redeem the Series B Preferred Units on the date the Series B Preferred Units become redeemable by us or on any particular date afterwards.

The Series B Preferred Units have no maturity or mandatory redemption date and are not redeemable at the option of investors under any circumstances. The Series B Preferred Units may be redeemed by us at our option in the event of a Series B Change of Control (as defined under “Description of Series B Preferred Units — Change of Control” in the accompanying base prospectus) or at any time on or after April 15, 2024, in whole or in part, out of funds legally available for such redemption, at a redemption price of $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared (the “Series B Liquidation Preference”). Any decision we may make at any time to redeem the Series B Preferred Units will depend upon, among other things, our evaluation of our capital position and general market conditions at that time.

Investors should not expect us to redeem the Series C Preferred Units on the date the Series C Preferred Units become redeemable by us or on any particular date afterwards.

The Series C Preferred Units have no maturity or mandatory redemption date and are not redeemable at the option of investors under any circumstances. The Series C Preferred Units may be redeemed by us at our option in the event of a Series C Change of Control (as defined under “Description of Series C Preferred Units — Change of Control” in the accompanying base prospectus) or at any time on or after October 15, 2024, in whole or in part, out of funds legally available for such redemption, at a redemption price of $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared (the “Series C Liquidation Preference”). Any decision we may make at any time to redeem the Series C Preferred Units will depend upon, among other things, our evaluation of our capital position and general market conditions at that time.

As a holder of Preferred Units you have extremely limited voting rights.

Your voting rights as a holder of Preferred Units will be extremely limited. Our common units and Class B Units are the only classes of our limited liability company interests carrying full voting rights.

Holders of Preferred Units generally have no voting rights. However, in the event that eighteen monthly distributions, whether consecutive or not, payable on any series of the Preferred Units or any other Parity Securities are in arrears, the holders of such series of Preferred Units will have the right, voting together as a class with all other classes or series of Parity Securities upon which like voting rights have been conferred and are exercisable, to elect two additional directors to serve on our board of directors, and the size of our board of directors will be increased as needed to accommodate such change. The right of holders of Preferred Units to elect members of our board of directors will continue until such time as all accumulated and unpaid distributions on the Preferred Units have been paid in full. Certain other limited protective voting rights are described in this prospectus supplement under “Description of Series A Preferred Units — Voting Rights.”

The Preferred Units have a limited trading market, which may negatively affect their market value and your ability to transfer or sell your units. In addition, the lack of a fixed redemption date for the Preferred Units will increase your reliance on the secondary market for liquidity purposes.

The Preferred Units have a limited trading market. In addition, since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their units in the secondary market absent redemption by us. An active trading market on the NASDAQ for the units may not develop or, even if it develops, may not last, in which case the trading price of the Preferred Units could be adversely affected and your ability to transfer your units will be limited. If an active trading market does develop on the NASDAQ, the Preferred Units may trade at prices lower than their offering prices. The trading prices of the Preferred Units would depend on many factors, including:

•	prevailing interest rates;
•	the market for similar securities;
•	general economic and financial market conditions;
•	our issuance of debt or preferred equity securities; and
•	our financial condition, results of operations and prospects.

Market interest rates may adversely affect the value of the Preferred Units.

One of the factors that will influence the prices of the Preferred Units will be the distribution yield on the Preferred Units (as a percentage of the price of the Preferred Units) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of the Preferred Units to expect a higher distribution yield, and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Accordingly, higher market interest rates could cause the market price of the Preferred Units to decrease.

Change of control conversion rights may make it more difficult for a party to acquire us or discourage a party from acquiring us.

The change of control conversion feature of the Preferred Units may have the effect of discouraging a third party from making an acquisition proposal for us or of delaying, deferring or preventing certain of our change of control transactions under circumstances that otherwise could provide the holders of our common units, Class B Units and Preferred Units with the opportunity to realize a premium over the then-current market price of such equity securities or that unitholders may otherwise believe is in their best interests.

Treatment of distributions on our Preferred Units as guaranteed payments for the use of capital creates a different tax treatment for the holders of our Preferred Units than the holders of our common units.

The tax treatment of distributions on our Preferred Units is uncertain. We will treat the holders of Preferred Units as partners for tax purposes and will treat distributions on the Preferred Units as guaranteed payments for the use of capital that will generally be taxable to the holders of Preferred Units as ordinary income. Although a holder of Preferred Units could recognize taxable income from the accrual of such a guaranteed payment even in the absence of a contemporaneous distribution, we anticipate accruing and making the guaranteed payment distributions monthly. Otherwise, the holders of Preferred Units are generally not anticipated to share in our items of income, gain, loss or deduction. Nor will we allocate any share of our nonrecourse liabilities to the holders of Preferred Units. If the Preferred Units were treated as indebtedness for tax purposes, rather than as guaranteed payments for the use of capital, distributions likely would be treated as payments of interest by us to the holders of Preferred Units.

A holder of Preferred Units will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder’s amount realized and tax basis in the units sold. The amount realized generally will equal the sum of the cash and the fair market value of other property such holder receives in exchange for such Preferred Units. Subject to general rules requiring a blended basis among multiple partnership interests, the tax basis of a Preferred Unit will generally be equal to the sum of the cash and the fair market value of other property paid by the unitholder to acquire such Preferred Unit. Gain or loss recognized by a unitholder on the sale or exchange of a Preferred Unit held for more than one year generally will be taxable as long-term capital gain or loss. Because holders of Preferred Units will not be allocated a share of our items of depreciation, depletion or amortization, it is not anticipated that such holders would be required to recharacterize any portion of their gain as ordinary income as a result of the recapture rules.

MATERIAL TAX CONSIDERATIONS

The tax consequences to you of an investment in our common units or Preferred Units will depend in part on your own tax circumstances. For a discussion of the material U.S. federal income tax considerations associated with our operations and the purchase, ownership and disposition of common units, please read “Material U.S. Federal Income Tax Consequences” in the accompanying base prospectus and “Tax Risks to Unitholders” in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement. Although this section updates and adds information related to certain tax considerations with respect to the Preferred Units, it also should be read in conjunction with the risk factors included under the caption “Tax Risks to Unitholders” in our most recent Annual Report on Form 10-K and with “Material U.S. Federal Income Tax Consequences” in the accompanying base prospectus, which provides a discussion of the principal federal income tax considerations associated with our operations. The following discussion is limited as described under the caption “Material U.S. Federal Income Tax Consequences” in the accompanying base prospectus and as discussed below. You are urged to consult with your own tax advisor about the federal, state, local and foreign tax consequences particular to your circumstances.

This section summarizes the material federal income tax consequences that may be relevant to prospective common and Preferred unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective unitholder to vary substantially from those described below, possibly on a retroactive basis. Unless the context otherwise requires, references in this section to “we” or “us” are references to Vanguard Natural Resources, LLC (the “Company”) and its limited liability company operating subsidiaries.

This section does not address all federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships, (including entities treated as partnerships for federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each unitholder to consult the unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of units and potential changes in applicable tax laws.

We are relying on the opinions and advice of Vinson & Elkins, L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the Internal Revenue Service (the “IRS”) or the courts. The statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for units and the prices at which our units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

All statements of law and legal conclusions, but no statement of fact, contained in this section, except as described below or otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “— Tax Consequences of Unit Ownership — Treatment of Securities Loans”);

(2) whether Vanguard’s monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”); (3) whether Vanguard’s method for taking into account Section 743 adjustments is sustainable in certain cases (please read “Tax Consequences of Unit Ownership — Section 754 Election” and “— Uniformity of Units”); (4) whether percentage depletion will be available to a unitholder or the extent of the percentage depletion deduction available to any unitholder (please read “— Tax Treatment of Operations — Depletion Deductions); and (5) whether the deduction related to United States production activities will be available to a unitholder or the extent of such deduction to any unitholder (please read “— Tax Treatment of Operations — Deduction for United States Production Activities”).

Taxation of the Company

Partnership Status

We expect to be treated as a partnership for federal income purposes and, therefore, generally will not be liable for federal income taxes. Instead, as described below, each of our common unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder. However, holders of Preferred Units generally will not share in allocations of income, gain, loss or deduction. Please read “— Allocations of Income, Gain, Loss and Deduction.” Instead, we will treat distributions on preferred units as a guaranteed payment for the use of capital. Please read “— Treatment of Distributions.”

Section 7704 of the Code generally provides that publicly-traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly-traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, transportation, and marketing of certain natural resources, including crude oil, natural gas and products thereof, as well as other types of income such as interest (other than from a financial business) and dividends. We estimate that less than 3% of our current gross income is not qualifying income; however, this estimate could change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the operating subsidiaries for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. on such matters. It is the opinion of Vinson & Elkins L.L.P. that, based upon the Code, its regulations, published revenue rulings and court decisions and the representations set forth below, we will be classified as a partnership and its operating subsidiaries will be disregarded as entities separate from us for federal income tax purposes.

In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us. The representations made by us upon which Vinson & Elkins L.L.P. has relied include, without limitation:

(a)	Except for VNR Holdings, LLC, neither we nor any of our partnership or limited liability company subsidiaries have elected to be treated as a corporation for federal income tax purposes;
(b)	For each taxable year since the year of our initial public offering, more than 90% of our gross income has been income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code; and
(c)	Each hedging transaction that we treat as resulting in qualifying income has been appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been associated with crude oil, natural gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined generate qualifying income.

We believe that these representations have been true in the past and expect that these representations will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our units may be modified by administrative or legislative action or judicial interpretation at any time. For example, the Obama administration’s budget proposal for fiscal year 2016 recommends that certain publicly traded partnerships earning income from activities related to fossil fuels be taxed as corporations beginning in 2021. From time to time, members of Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. If successful, the Obama administration’s proposal or other similar proposals could eliminate the qualifying income exception to the treatment of all publicly-traded partnerships as corporations upon which we rely for our treatment as a partnership for U.S. federal income tax purposes.

Any modification to the U.S. federal income tax laws may be applied retroactively and could make it more difficult or impossible for us to meet the exception for certain publicly traded partnerships to be treated as partnerships for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders. Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s tax basis in its units, and thereafter (iii) taxable capital gain.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.

Tax Consequences of Unit Ownership

Unitholder Status

Common unitholders who have become members of the Company will be treated as partners of the Company for federal income tax purposes. Also:

(a)	assignees of common units who have executed and delivered transfer applications, and are awaiting admission as members, and
(b)	common unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of common units, will be treated as partners of the Company for federal income tax purposes.

As there is no direct or indirect controlling authority addressing the federal tax treatment of assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Vinson & Elkins L.L.P. does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in nominee or street name account and the nominee or broker has executed and delivered a transfer application.

Although the IRS may disagree with this treatment, we intend to treat holders of our Preferred Units as partners entitled to a guaranteed payment for the use of capital on their units.

For a discussion related to the risks of losing partner status as a result of securities loans, please read “— Tax Consequences of Unit Ownership — Treatment of Securities Loans.” Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under their particular circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “— Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our unitholders, we do not pay any federal income tax. Rather, each common unitholder will be required to report on its federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a common unitholder even if that unitholder has not received a cash distribution from us.

We will treat distributions to holders of Preferred Units as guaranteed payments for the use of capital. Guaranteed payments paid or accrued within the Company’s taxable year will be included as income to holders of the Preferred Units whether or not a distribution of such payment has actually been made.

Basis of Units

A unitholder’s tax basis in its units initially will be the amount paid for those units. A common unitholder’s basis will be increased by the unitholder’s initial allocable share of our liabilities. That basis generally will be (i) increased by the unitholder’s share of our income and any increases in such unitholder’s share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder’s share of our losses, any decreases in the unitholder’s share of our liabilities, and certain other items.

However, a Preferred unitholder’s tax basis will not be affected by any distributions on its preferred units, and we do not anticipate that a Preferred unitholder’s basis will be allocated any share of our liabilities. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. If you own common units and Preferred Units, please consult your tax advisor with respect to determining the consequences of a guaranteed payment on your basis in your units.

Treatment of Distributions

Distributions on Common Units

Distributions we make to a common unitholder generally will not be taxable to the unitholder unless such distributions exceed the unitholder’s tax basis in its units, in which case the unitholder generally will recognize gain taxable in the manner described below under “— Disposition of Units.”

Any reduction in a unitholder’s share of our “liabilities” will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional units may decrease the unitholder’s share of our liabilities. For purposes of the foregoing, a unitholder’s share of our liabilities for which no partner bears the economic risk of loss generally will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder’s share of our profits. Please read “— Disposition of Units.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our liabilities described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation and depletion recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Distributions on Preferred Units

We will treat distributions on the Preferred Units as guaranteed payments for the use of capital that will generally be taxable to the holders of Preferred Units as ordinary income and will be deductible by us. Although a holder of Preferred Units could recognize taxable income from the accrual of such a guaranteed payment even in the absence of a contemporaneous distribution, the company anticipates accruing and making the guaranteed payment distributions monthly. Otherwise, the holders of Preferred Units are generally not anticipated to share in the Company’s items of income, gain, loss or deduction, nor will the Company allocate any share of its nonrecourse liabilities to the holders of Preferred Units.

Limitations on Deductibility of Losses

A common unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder’s tax basis in its units, and (ii) in the case of a common unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. Moreover, a unitholder’s at-risk amount will decrease by the amount of the unitholder’s depletion deductions and will increase to the extent of the amount by which the unitholder’s percentage depletion deductions with respect to our property exceed the unitholder’s share of the basis of that property.

The at-risk limitation applies on an activity-by-activity basis, and in the case of gas and oil properties, each property is treated as a separate activity. Thus, a taxpayer’s interest in each oil or gas property is generally required to be treated separately so that a loss from any one property would be limited to the at-risk amount for that property and not the at-risk amount for all the taxpayer’s gas and oil properties. It is uncertain how this rule is implemented in the case of multiple gas and oil properties owned by a single entity treated as a partnership for federal income tax purposes. However, for taxable years ending on or before the date on which further guidance is published, the IRS will permit aggregation of oil or gas properties we own in computing a common unitholder’s at-risk limitation with respect to us. If a common unitholder were required to compute his at-risk amount separately with respect to each oil or gas property we own, he might not be allowed to utilize his share of losses or deductions attributable to a particular property even though he has a positive at-risk amount with respect to his common units as a whole.

A unitholder subject to the basis and at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a common unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used, and will not be available to offset a unitholder’s salary or active business income.

In addition to the basis and at risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only its passive income generated by us and will not be available to offset income from other passive activities or investments, (including a unitholder’s investments in other publicly traded partnerships), or a unitholder’s salary or active business income. If we dispose of all or only a part of our interest in an oil or gas property, unitholders will be able to offset their suspended passive activity losses from our activities against the gain, if any, on the disposition. Any previously suspended losses in excess of the amount of gain recognized will remain suspended. Notwithstanding whether a natural gas and oil property is a separate activity, passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when the unitholder disposes of all of its common units and Preferred Units in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” generally is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness allocable to property held for investment;
•	interest expense allocated against portfolio income; and
•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Net investment income generally does not include qualified dividend income or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly-traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder, we are authorized to treat the payment as a distribution of cash to the relevant unitholder. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

If we have a net profit, our items of income, gain, loss and deduction will be allocated among our holders of units other than Preferred Units in accordance with their percentage interests in us. If we have a net loss, our items of income, gain, loss and deduction will be allocated among all of our unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts. Holders of our Preferred Units will only be allocated net loss in the event that the capital accounts of the common unitholders have been reduced to zero. Because holders of Preferred Units will not receive allocations of our gross income, such holders will not be entitled to deductions for percentage depletion.

Generally, holders of Preferred Units will have a capital account equal to the liquidation preference of each Preferred Unit, or $25.00, without regard to the price paid for such units, but will have an initial tax basis with respect to the Preferred Units equal to the price paid for such units. To the extent the purchase price paid for a Preferred Unit exceeds the liquidation preference of such unit, we will have income that will be allocated to the holders of our common units.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units with the effect that purchasers in an offering will receive essentially the same allocations as if the tax bases of our assets were equal to their fair market value at the time of such offering (a “Book-Tax Disparity”). In connection with providing this benefit to any future common unitholders, similar allocations will be made to all holders of common units immediately prior to such other transactions to account for the differing between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders. Because holders of Preferred Units will not be allocated a share of the Company’s items of depreciation, depletion or amortization, it is not anticipated that such holders would be required to recharacterize any portion of their gain as ordinary income as a result of the recapture rules. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of the partner’s interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the partner’s relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation.

Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “— Section 754 Election” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under the Company’s limited liability company agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Securities Loans

A unitholder whose units are loaned (for example, a loan to “short seller” to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “— Disposition of Units — Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax (“NIIT”) applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments, or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We have made the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our common units under Section 743(b) of the Code. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to each purchaser of common units based upon the values and bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases common units directly from us.

Under our limited liability company agreement, we are authorized to take a position to preserve the uniformity of common units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read “— Uniformity of Units.”

The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder’s tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Units — Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each common unitholder will be required to include in its tax return its share of our income, gain, loss and deduction, and each holder of Preferred Units will be required to include in its tax return its income from our guaranteed payments, for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include (i) in the case of holders of common units, its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction; or (ii) in the case of holders of Preferred Units, its income from our guaranteed payments in income for its taxable year, with the result that it will be required to include in income for its taxable year its income of more than one year of our guaranteed payments. Please read “— Disposition of Units — Allocations Between Transferors and Transferees.”

Depletion Deductions

Subject to the limitations on deductibility of losses discussed above (please read “— Limitations on Deductibility of Losses”), common unitholders will be entitled to deductions for the greater of either cost depletion or (if otherwise allowable) percentage depletion with respect to our oil and gas interests. Although the Code requires each common unitholder to compute its own depletion allowance and maintain records of its share of the adjusted tax basis of the underlying property for depletion and other purposes, we intend to furnish each of our common unitholders with information relating to this computation for federal income tax purposes. Each common unitholder, however, remains responsible for calculating its own depletion allowance and maintaining records of its share of the adjusted tax basis of the underlying property for depletion and other purposes.

Percentage depletion is generally available with respect to common unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, gas, or derivative products or the operation of a major refinery. Percentage depletion is calculated as an amount generally equal to 15% (and, in the case of marginal production, potentially a higher percentage) of the common unitholder’s gross income from the depletable property for the taxable year. The percentage depletion deduction with respect to any property is limited to 100% of the taxable income of the common unitholder from the property for each taxable year, computed without the depletion allowance. A common unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the common unitholder’s average daily production of domestic crude oil, or the gas equivalent, does not exceed 1,000 barrels. This depletable amount may be allocated between oil and gas production, with 6,000 cubic feet of domestic gas production regarded as equivalent to one barrel of crude oil. The 1,000-barrel limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.

In addition to the foregoing limitations, the percentage depletion deduction otherwise available is limited to 65% of a common unitholder’s total taxable income from all sources for the year, computed without the depletion allowance, net operating loss carrybacks, or capital loss carrybacks. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the common unitholder’s total taxable income for that year. The carryover period resulting from the 65% net income limitation is unlimited.

Common unitholders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion deductions are calculated by (i) dividing the common unitholder’s share of the adjusted tax basis in the underlying mineral property by the number of mineral units (barrels of oil and thousand cubic feet, or Mcf, of gas) remaining as of the beginning of the taxable year and (ii) multiplying the result by the number of mineral units sold within the taxable year. The total amount of deductions based on cost depletion cannot exceed the common unitholder’s share of the total adjusted tax basis in the property.

All or a portion of any gain recognized by a common unitholder as a result of either the disposition by us of some or all of our oil and gas interests or the disposition by the common unitholder of some or all of its units may be taxed as ordinary income to the extent of recapture of depletion deductions, except for percentage depletion deductions in excess of the tax basis of the property. The amount of the recapture is generally limited to the amount of gain recognized on the disposition.

The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the availability and calculation of depletion deductions by the common unitholders. Further, because depletion is required to be computed separately by each common unitholder and not by us, no assurance can be given, and counsel is unable to express any opinion, with respect to the availability or extent of percentage depletion deductions to the unitholders for any taxable year. We encourage each prospective common unitholder to consult its tax advisor to determine whether percentage depletion would be available to the common unitholder.

Deductions for Intangible Drilling and Development Costs

We will elect to currently deduct intangible drilling and development costs (IDCs). IDCs generally include our expenses for wages, fuel, repairs, hauling, supplies and other items that are incidental to, and necessary for, the drilling and preparation of wells for the production of oil, gas, or geothermal energy. The option to currently deduct IDCs applies only to those items that do not have a salvage value.

Although we will elect to currently deduct IDCs, each common unitholder will have the option of either currently deducting IDCs or capitalizing all or part of the IDCs and amortizing them on a straight-line basis over a 60-month period, beginning with the taxable month in which the expenditure is made. If a common unitholder makes the election to amortize the IDCs over a 60-month period, no IDC preference amount in respect of those IDCs will result for alternative minimum tax purposes, which is not discussed herein.

Integrated oil companies must capitalize 30% of all their IDCs (other than IDCs paid or incurred with respect to oil and gas wells located outside of the United States) and amortize these IDCs over 60 months beginning in the month in which those costs are paid or incurred. If the taxpayer ceases to be an integrated oil company, it must continue to amortize those costs as long as it continues to own the property to which the IDCs relate. An “integrated oil company” is a taxpayer that has economic interests in oil or gas properties and also carries on substantial retailing or refining operations. An oil or gas producer is deemed to be a substantial retailer or refiner if it is subject to the rules disqualifying retailers and refiners from taking percentage depletion. In order to qualify as an “independent producer” that is not subject to these IDC deduction limits, a common unitholder, either directly or indirectly through certain related parties, may not be involved in the refining of more than 75,000 barrels of oil (or the equivalent amount of gas) on average for any day during the taxable year or in the retail marketing of oil and gas products exceeding $5 million per year in the aggregate.

IDCs previously deducted that are allocable to property (directly or through ownership of an interest in a partnership) and that would have been included in the adjusted tax basis of the property had the IDC deduction not been taken are recaptured to the extent of any gain realized upon the disposition of the property or upon the disposition by a common unitholder of interests in us. Recapture is generally determined at the unitholder level. Where only a portion of the recapture property is sold, any IDCs related to the entire property are recaptured to the extent of the gain realized on the portion of the property sold. In the case of a disposition of an undivided interest in a property, a proportionate amount of the IDCs with respect to the property is treated as allocable to the transferred undivided interest to the extent of any gain recognized. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Deduction for U.S. Production Activities

Subject to the limitations on the deductibility of losses discussed above and the limitation discussed below, common unitholders will be entitled to a deduction, herein referred to as the Section 199 deduction, equal to 9% of our qualified production activities income that is allocated to such common unitholder, but not to exceed 50% of such common unitholder’s IRS Form W-2 wages for the taxable year allocable to domestic production gross receipts.

Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown or extracted in whole or in significant part by the taxpayer in the United States.

For a partnership, the Section 199 deduction is determined at the partner level. To determine its Section 199 deduction, each common unitholder will aggregate its share of the qualified production activities income allocated to it from us with the common unitholder’s qualified production activities income from other sources. Each common unitholder must take into account its distributive share of the expenses allocated to it from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are taken into account only if and to the extent the common unitholder’s share of losses and deductions from all of our activities is not disallowed by the tax basis rules, the at-risk rules or the passive activity loss rules. Please read “— Tax Consequences of Unit Ownership — Limitations on Deductibility of Losses.”

The amount of a common unitholder’s Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by the common unitholder during the calendar year that are deducted in arriving at qualified production activities income. Each common unitholder is treated as having been allocated IRS Form W-2 wages from us equal to the common unitholder’s allocable share of our wages that are deducted in arriving at our qualified production activities income for that taxable year. It is not anticipated that we or our subsidiaries will pay material wages that will be allocated to our common unitholders, and thus a common unitholder’s ability to claim the Section 199 deduction may be limited.

This discussion of the Section 199 deduction does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the calculation of domestic production gross receipts, qualified production activities income, or IRS Form W-2 wages, or how such items are allocated by us to our unitholders. Further, because the Section 199 deduction is required to be computed separately by each common unitholder, no assurance can be given, and counsel is unable to express any opinion, as to the availability or extent of the Section 199 deduction to the unitholders. Each common unitholder is encouraged to consult its tax advisor to determine whether the Section 199 deduction would be available to such common unitholder.

Lease Acquisition Costs

The cost of acquiring oil and gas leases or similar property interests is a capital expenditure that must be recovered through depletion deductions if the lease is productive. If a lease is proved worthless and abandoned, the cost of acquisition less any depletion claimed may be deducted as an ordinary loss in the year the lease becomes worthless. Please read “Tax Treatment of Operations — Depletion Deductions.”

Geophysical Costs

The cost of geophysical exploration incurred in connection with the exploration and development of oil and gas properties in the United States are deducted ratably over a 24-month period beginning on the date that such expense is paid or incurred.

Operating and Administrative Costs

Amounts paid for operating a producing well are deductible as ordinary business expenses, as are administrative costs to the extent they constitute ordinary and necessary business expenses that are reasonable in amount.

Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of those assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation and depletion deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a common unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

The costs we incur in offering and selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses. Please read “Disposition of Units — Recognition of Gain or Loss.”

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

A common unitholder will be required to recognize gain or loss on a sale of common units equal to the difference between the common unitholder’s amount realized and tax basis in the units sold. A common unitholder’s amount realized generally will equal the sum of the cash and the fair market value of other property it receives plus its share of our liabilities with respect to the common units sold. Because the amount realized includes a common unitholder’s share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

A holder of Preferred Units will be required to recognize gain or loss on a sale of such units equal to the difference between the unitholder’s amount realized and tax basis in the units sold. A unitholder’s amount realized generally will equal the sum of the cash and the fair market value of other property it receives for the unit.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of common units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation or depletion recapture and our “inventory items,” regardless of whether such inventory item is substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a common unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

For purposes of calculating gain or loss on the sale of common units, the common unitholder’s adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its units for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests (presumably including both common units and Preferred Units). Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed in the paragraph above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of the units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•	a short sale;
•	an offsetting notional principal contract; or
•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets or any other extraordinary item of income, gain, loss or deduction will be allocated among the common unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. The Department of the Treasury and the IRS have, however, issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the final Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Holders of the Preferred Units on the Allocation Date will be entitled to receive the distribution of the guaranteed payment payable with respect to their units on or about the 15th business day of the month. Accordingly, such holders receive an income allocation of the guaranteed payment payable on such units on the Allocation Date. Purchasers of Preferred Units after the Allocation Date will therefore not be entitled to a cash distribution on their Preferred Units until the next Allocation Date.

Notification Requirements

A unitholder who sells or purchases any of its units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have “constructively” terminated as a partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year thereby increasing our administration and tax preparation costs. However, pursuant to an IRS relief procedure the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.

Uniformity of Common Units

Because we cannot match transferors and transferees of units and other reasons, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these common units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”

Our limited liability company agreement permits us to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions.

A common unitholder’s basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Units — Recognition of Gain or Loss” above and “— Tax Consequences of Unit Ownership — Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans and other tax-exempt organizations as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or Non-U.S. Unitholders should consult their tax advisors before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to the common unitholders will be unrelated business taxable income (“UBTI”) and will be taxable to a tax-exempt unitholder.

We will treat distributions on the Preferred Units as guaranteed payments for the use of capital. The treatment of guaranteed payments for the use of capital to tax exempt investors is not certain, and such payments are likely treated as UBTI for federal income tax purposes. If you are a tax-exempt entity, you should consult your tax advisor with respect to the consequences of owning our Preferred Units.

Non-U.S. Unitholders are taxed by the United States on income effectively connected with the conduct of a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends and guaranteed payments), unless exempted or further limited by an income tax treaty will be considered to be engaged in business in the United States because of their ownership of our units. Furthermore, is it probable that they will be deemed to conduct such activities through permanent establishments in the United States within the meaning of applicable tax treaties. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction (in the case of holders of common units) or their share of income from guaranteed payments (in the case of holders of Preferred Units) and pay federal income tax on their share of our net income or gain in a manner similar to a taxable U.S. unitholder. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes.

In addition, because a Non-U.S. Unitholder classified as a corporation will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation’s “U.S. net equity” to the extent reflected in the corporation’s effectively connected earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A Non-U.S. Unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Under a ruling published by the IRS interpreting the scope of “effectively connected income,” gain recognized by a non-U.S. person from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be effectively connected with a U.S. trade or business. Thus, part or all of a Non-U.S. Unitholder’s gain from the sale or other disposition of its units may be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a Non-U.S. Unitholder generally will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or indirectly constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business consisted of U.S. real property interests (which include U.S. real estate (including land, improvements, and certain associated personal property) and interests in certain entities holding U.S. real estate) at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. More than 50% of our assets may consist of U.S. real property interests. Therefore, Non-U.S. Unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. Notwithstanding the rules described above under “— Basis of Units” requiring aggregation of partnership interests purchased in separate transactions, you may receive two Schedules K-1 if you hold common units and Preferred Units due to administrative reporting limitations.

In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.

Publicly traded partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The limited liability company agreement allows our board of directors to appoint one of our officers who is a unitholder to serve as our Tax Matters Partner, subject to redetermination by our board of directors from time to time.

The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1)	the name, address and taxpayer identification number of the beneficial owner and the nominee;
(2)	a statement regarding whether the beneficial owner is:
(a)	a non-U.S. person;
(b)	a non-U.S. government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or
(c)	a tax-exempt entity;
(3)	the amount and description of units held, acquired or transferred for the beneficial owner; and
(4)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy related penalties will be assessed against us.

State, Local and Other Tax Considerations

In addition to federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We currently own assets and conduct business in various states, most of which imposes a personal income tax on individuals and an income tax on corporations and other entities such as us. We may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state or local tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend upon, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it. We have not received an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

USE OF PROCEEDS

We intend to use all of the net proceeds from this offering, after deducting the sales agents’ commissions and our offering expenses, for general limited liability company purposes, including the repayment of indebtedness outstanding under our reserve-based credit facility.

Amounts repaid under our reserve-based credit facility may be reborrowed from time to time for acquisitions, growth capital expenditures, working capital needs and other general limited liability company purposes. As of March 10, 2015, we had $1,362 million in aggregate principal amount of loans outstanding under our reserve-based credit facility, substantially all of which was incurred to finance acquisitions, including our acquisition of natural gas, oil and NGLs assets in the Piceance Basin in Colorado. As of March 10, 2015, interest on borrowings under our reserve-based credit facility had a variable interest rate of approximately 2.18%, excluding the effect of interest rate swaps. The commitments under our reserve-based credit facility mature on April 16, 2018.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED UNIT DISTRIBUTIONS

The following table sets forth our historical consolidated ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred unit distributions for the periods indicated:

	Year Ended December 31,
	2014	2013	2012	2011	2010	2009
Ratio of Earnings to Fixed Charges(a)	1.87	1.91	—	3.74	3.88	—
Ratio of Earnings to Combined Fixed Charges and Preferred Unit Distributions(b)	1.50	1.84	—	—	—	—
Series A Preferred Units Accumulated Distributions(c)	5,055,271	2,634,000	—	—	—	—
Series B Preferred Units Accumulated Distributions(d)	10,711,855	—	—	—	—	—
Series C Preferred Units Accumulated Distributions(d)	2,429,973	—	—	—	—	—

(a)	In the years ended December 31, 2012 and 2009, earnings were inadequate to cover fixed charges by approximately $168.8 million and $95.7 million, respectively. The shortfalls for the years ended December 31, 2012 and 2009 were principally the result of non-cash natural gas and oil property impairment charges of $247.7 million and $110.2 million, respectively.
(b)	Because no Preferred Units were outstanding for any of the years ended December 31, 2012, 2011, 2010 or 2009, no historical ratios of earnings to combined fixed charges and preferred unit distributions are presented for these years.
(c)	No Series A Preferred Units were outstanding for any of the years ended December 31, 2012, 2011, 2010 or 2009.
(d)	No Series B Preferred Units or Series C Preferred Units were outstanding for any of the years ended December 31, 2013, 2012, 2011, 2010 or 2009.

For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of pretax income from continuing operations available to our unitholders plus fixed charges (excluding capitalized interest). “Fixed charges” represent interest incurred (whether expensed or capitalized), amortization of debt expense, and that portion of rental expense on operating leases deemed to be the equivalent of interest.

DESCRIPTION OF OUR COMMON UNITS

Our common units represent limited liability company interests in us. The holders of common units are entitled to participate in cash distributions and exercise the rights or privileges available to unitholders under our limited liability company agreement.

Our outstanding common units are listed on the NASDAQ under the ticker symbol “VNR.” Any additional common units we issue will also be listed on the NASDAQ. The transfer agent and registrar for our common units is American Stock Transfer & Trust Company, LLC (“AST”).

Our Limited Liability Company Agreement

Holders of our common units are entitled to participate in cash distributions and exercise the rights or privileges available to them under our limited liability company agreement. A copy of our limited liability company agreement is included in our other SEC filings and incorporated by reference in this prospectus.

Cash Distribution Policy

Our limited liability company agreement, as amended, provides for the distribution of available cash within 90 days following the end of each quarter. Available cash for any quarter consists of cash on hand at the end of that quarter, plus working capital borrowings made after the end of the quarter, less cash reserves, which may include reserves to provide for our future operations, future capital expenditures, future debt service requirements and future cash distributions to our unitholders. The amount of available cash is determined by our board of directors for each calendar quarter of our operations. Our limited liability company agreement may only be amended with the approval of a unit majority.

Timing of Distributions

We pay distributions on our common units on a monthly basis to our common and Class B unitholders of record on the applicable record date.

Issuance of Additional Units

Our limited liability company agreement authorizes us to issue an unlimited number of additional securities and rights to buy securities for the consideration and on the terms and conditions determined by our board of directors without the approval of the unitholders. It is possible that we will fund acquisitions or other initiatives through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units and holders of other equity securities entitled to participate in our distributions of available cash. In addition, the issuance of additional common units or other equity securities may dilute the value of the interests of the then-existing holders of common units in our net assets. In accordance with Delaware law and the provisions of our limited liability company agreement, we may also issue additional securities that, as determined by our board of directors, may have special voting rights to which the common units are not entitled. The holders of common units do not have preemptive rights to acquire additional common units or other securities.

Voting Rights

Our common unitholders have the right to vote with respect to the election of our board of directors, certain amendments to our limited liability company agreement, the merger of our company or the sale of all or substantially all of our assets, and the dissolution of our company.

Transfer Agent and Registrar

AST serves as registrar and transfer agent for our common units. We pay all fees charged by the transfer agent for transfers of common units, except the following fees that will be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;
•	special charges for services requested by a holder of a unit; and
•	other similar fees or charges.

There will be no charge to holders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

The transfer agent may at any time resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, we are authorized to act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our limited liability company agreement, each transferee of common units shall be admitted as a unitholder with respect to the common units transferred when such transfer and admission is reflected on our books and records. Additionally, each transferee of common units:

•	becomes the record holder of the common units;
•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our limited liability company agreement;
•	represents that the transferee has the capacity, power and authority to enter into the limited liability company agreement;
•	grants powers of attorney to our officers and the liquidator of our company as specified in the limited liability company agreement; and
•	makes the consents and waivers contained in our limited liability company agreement.

An assignee will become a unitholder of our company for the transferred common units upon the recording of the name of the assignee on our books and records.

Until a unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

PLAN OF DISTRIBUTION

We have entered into an equity distribution agreement with the sales agents, under which, from time to time, we may offer and sell common units having an aggregate offering price of up to $400,000,000, Series A Preferred Units having an aggregate offering price of up to $50,000,000, Series B Preferred Units having an aggregate offering price of up to $100,000,000 and Series C Preferred Units having an aggregate offering price of up to $75,000,000. We have filed the equity distribution agreement as an exhibit to a Current Report on Form 8-K, which is incorporated by reference in this prospectus supplement. The sales, if any, of common units or Preferred Units made under the equity distribution agreement may be made by means of ordinary brokers’ transactions through the facilities of NASDAQ, any other national securities exchange or facility thereof, a trading facility of a national securities association or an alternate trading system, to or through a market maker or directly on or through an electronic communication network, a “dark pool” or any similar market venue, at market prices, in block transactions or as otherwise agreed between us and any sales agent.

In addition, under the terms of the equity distribution agreement, we may sell common units or Preferred Units to a sales agent as principal for its own account at a price agreed upon at the time of sale. If we sell common units or Preferred Units to a sales agent as principal, we will enter into a separate terms agreement with the sales agent and we will describe that agreement in a separate prospectus supplement or free writing prospectus.

The sales agents will not engage in any transactions that stabilize the price of our common units or Preferred Units. Subject to the terms and conditions of the equity distribution agreement, the sales agents will use reasonable efforts to sell all of the common units and Preferred Units offered hereby. We may instruct the sales agents not to sell any common units or Preferred Units if the sales cannot be effected at or above prices designated by us. We or the sales agents may suspend the offering of common units or Preferred Units at any time by mutual agreement.

The sales agents will provide to us written confirmation following the close of each trading day on which common units or Preferred Units are sold under the equity distribution agreement. Each confirmation will include the number of common units or Preferred Units sold on that day, the gross sales proceeds and the net proceeds to us (after regulatory transaction fees, if any, but before other expenses). We will report at least quarterly the number of common units or Preferred Units sold through the sales agents under the equity distribution agreement, the net proceeds to us (before expenses) and the commissions of the sales agents in connection with the sales of the common units or Preferred Units.

We will pay the sales agents a fixed commission of up to 2.0% of the gross sales price per common unit or Preferred Unit sold through them as our agents under the equity distribution agreement. We have agreed to reimburse the sales agents for certain of their expenses in an amount not to exceed (1) $25,000 with respect to the expenses incurred by the sales agents prior to the commencement of this offering and (2) $5,000 quarterly (not to exceed $60,000 in the aggregate during the term of the equity distribution agreement) with respect to expenses incurred by the sales agents during the term of this offering.

Settlement for sales of common units or Preferred Units will occur on the third Business Day following the date on which any sales are made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

If we or the sales agents have reason to believe that either our common units or our Preferred Units are no longer an “actively-traded security” as defined under Rule 101(c)(1) of Regulation M under the Exchange Act, we or the sales agents will promptly notify the other parties to the equity distribution agreement and sales of common units or Preferred Units hereunder, as applicable, will be suspended until in our collective judgment Rule 101(c)(1) or another exemptive provision has been satisfied.

The offering of common units and Preferred Units pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale of all common units and Preferred Units offered hereby or (2) the termination of the equity distribution agreement by us or by all of the sales agents.

In connection with the sale of the common units or the Preferred Units on our behalf, the sales agents will be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the

“Securities Act”), and the compensation paid to the sales agents may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agents against certain liabilities, including civil liabilities under the Securities Act.

Other Relationships

The sales agents and/or their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and commercial and investment banking services for us and our affiliates, for which they have received and in the future may receive customary compensation and expense reimbursement. Each of Credit Suisse Securities (USA) LLC, UBS Securities LLC, BMO Capital Markets Corp., SunTrust Robinson Humphrey, Inc. and BB&T Capital Markets, a division of BB&T Securities, LLC, is or has an affiliate who is a lender under our reserve-based credit facility. To the extent we use proceeds from this offering to repay indebtedness under our reserve-based credit facility, such entities may receive proceeds from the offerings contemplated by this prospectus supplement.

FINRA

Because the Financial Industry Regulatory Authority, Inc. (“FINRA”) views the common units and Preferred Units offered hereby as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA rules.

LEGAL MATTERS

The validity of the common units and Preferred Units offered in this prospectus supplement will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the common units and Preferred Units offered hereby will be passed upon for the sales agents by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Vanguard Natural Resources, LLC and its subsidiaries (“Vanguard”) as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 and management’s assessment of the effectiveness of Vanguard’s internal control over financial reporting as of December 31, 2014, and the statement of revenues and direct operating expenses of the oil and gas properties Vanguard acquired from Bill Barrett Corporation for the year ended December 31, 2013, which appears in Vanguard’s Current Report on Form 8-K/A filed with the SEC on November 3, 2014, incorporated by reference in this prospectus supplement, have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The information incorporated herein by reference regarding estimated quantities of Vanguard’s proved reserves as of December 31, 2014 was prepared or derived from estimates prepared by our internal reservoir engineers, a substantial portion of which was audited by DeGolyer and MacNaughton, an independent reserve engineer. These estimates are incorporated herein by reference in reliance upon the authority of the firm as an expert in these matters.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s website at http://www.sec.gov. We also make available free of charge on our website, at http://www.vnrllc.com, all materials that we file electronically with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Additionally, you can obtain information about us through the NASDAQ, on which our common units and Series A Preferred Units are listed, by visiting http://www.nasdaq.com.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus supplement and the accompanying base prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus supplement and information previously filed with the SEC.

We incorporate by reference in this prospectus supplement the documents listed below, excluding information deemed to be furnished and not filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed on March 2, 2015;
•	our Current Reports on Form 8-K or 8-K/A filed on November 3, 2014, February 13, 2015 (two reports) and March 12, 2015 (two reports);
•	the description of our common units in our Registration Statement on Form 8-A filed on April 22, 2013 and any subsequent amendment thereto filed for the purpose of updating such description;
•	the description of our Series A Preferred Units in our Registration Statement on Form 8-A filed on June 19, 2013, as amended by our Registration Statement on Form 8-A/A filed on November 26, 2013, and any subsequent amendment thereto filed for the purpose of updating such description;
•	the description of our Series B Preferred Units in our Registration Statement on Form 8-A filed on March 11, 2014, and any subsequent amendment thereto filed for the purpose of updating such description;
•	the description of our Series C Preferred Units in our Registration Statement on Form 8-A filed on September 22, 2014, and any subsequent amendment thereto filed for the purpose of updating such description; and
•	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and before the termination of this offering.

You may obtain any of the documents incorporated by reference in this prospectus supplement or the accompanying base prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus supplement and the accompanying base prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting our internet website at http://www.vnrllc.com, or by writing or calling us at the address set forth below. Information on our website is not incorporated into this prospectus supplement, the accompanying base prospectus or our other securities filings and is not a part of this prospectus supplement or the accompanying base prospectus.

Vanguard Natural Resources, LLC
5847 San Felipe, Suite 3000
Houston, Texas 77057
Attention: Investor Relations
Telephone: (832) 327-2255

PROSPECTUS

Vanguard Natural Resources, LLC
VNR Finance Corp.

Common Units
Debt Securities
Series A Cumulative Redeemable Perpetual Preferred Units
(“Series A Preferred Units”)
Series B Cumulative Redeemable Perpetual Preferred Units
(“Series B Preferred Units”)
Series C Cumulative Redeemable Perpetual Preferred Units
(“Series C Preferred Units”)

We may offer and sell the securities described in this prospectus from time to time in one or more classes or series and in amounts, at prices and on terms to be determined by market conditions at the time of our offerings. VNR Finance Corp. may act as co-issuer of the debt securities and other subsidiaries of Vanguard Natural Resources, LLC may guarantee the debt securities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes the general terms of these common units, debt securities and preferred units and the general manner in which we will offer the common units, debt securities and preferred units. The specific terms of any common units, debt securities and preferred units we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the common units, debt securities and preferred units.

Investing in our common units, debt securities and preferred units involves risks. Limited liability companies are inherently different from corporations. You should carefully consider the risk factors described under “Risk Factors” on page 6 of this prospectus before you make an investment in our securities.

Our common units are listed the NASDAQ Global Select Market (“NASDAQ”), an exchange of the NASDAQ OMX Group Inc., under the ticker symbol “VNR” and our Series A Preferred Units, Series B Preferred Units and Series C Preferred Units are listed on the NASDAQ under the ticker symbols “VNRAP,” “VNRBP” and “VNRCP,” respectively. We will provide information in the prospectus supplement for the trading market, if any, for any debt securities we may offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 12, 2015.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. We are required, under certain circumstances, to update, supplement or amend this prospectus to reflect material developments in our business, financial position and results of operations and may do so by an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we and VNR Finance Corp. have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus generally describes Vanguard Natural Resources, LLC and the securities. Each time we sell securities with this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update or change information contained in this prospectus. To the extent information in this prospectus is inconsistent with the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement. The information in this prospectus is accurate as of its date. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Before you invest in our securities, you should carefully read this prospectus, including the “Risk Factors,” any prospectus supplement, the information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the heading “Where You Can Find More Information” in both this prospectus and any prospectus supplement), and any additional information you may need to make your investment decision.

ii

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s web site at http://www.sec.gov. We also make available free of charge on our website, at http://www.vnrllc.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. We incorporate by reference the documents listed below and any future filings made by Vanguard Natural Resources, LLC with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished and not filed with the SEC) on or after the date on which the registration statement that includes this prospectus was initially filed with the SEC and before the effectiveness of such registration statement until all offerings under the shelf registration statement are completed:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed on February 28, 2014;
•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 filed on May 1, 2014, June 30, 2014 filed on August 5, 2014, and September 30, 2014 filed on November 4, 2014;
•	our Current Reports on Form 8-K or 8-K/A filed on March 10, 2014, March 11, 2014, April 4, 2014, May 2, 2014, June 5, 2014, August 7, 2014, September 2, 2014, September 4, 2014, September 10, 2014, September 15, 2014 (two reports), September 16, 2014, October 1, 2014, November 3, 2014 and February 12, 2015;
•	the description of our common units in our Registration Statement on Form 8-A filed on April 22, 2013 and any subsequent amendment thereto filed for the purpose of updating such description;
•	the description of our Series A Preferred Units in our Registration Statement on Form 8-A filed on June 19, 2013, as amended by our Registration Statement on Form 8-A/A filed on November 26, 2013, and any subsequent amendment thereto filed for the purpose of updating such description;
•	the description of our Series B Preferred Units in our Registration Statement on Form 8-A filed on March 11, 2014, and any subsequent amendment thereto filed for the purpose of updating such description; and
•	the description of our Series C Preferred Units in our Registration Statement on Form 8-A filed on September 22, 2014, and any subsequent amendment thereto filed for the purpose of updating such description.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting our internet website at http://www.vnrllc.com, or by writing or calling us at the following address:

Vanguard Natural Resources, LLC
Attention: Investor Relations
5847 San Felipe, Suite 3000
Houston, Texas 77057
832-327-2255
investorrelations@vnrllc.com

FORWARD-LOOKING STATEMENTS

The statements contained in or incorporated by reference into this prospectus, other than statements of historical fact, constitute “forward-looking statements.” Such statements include, without limitation, all statements as to the production of oil, natural gas, natural gas liquids (“NGLs”), product price, oil, natural gas and NGLs reserves, drilling and completion results, capital expenditures and other such matters. These statements relate to events and/or future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements or the industry in which we operate to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements.

These risks and other factors include those listed under the section entitled “Risk Factors” and those described elsewhere in this prospectus, as well Item 1A. “Risk Factors” in our most recent annual report on Form 10-K and Item 1A. of Part II “Risk Factors” in our subsequent quarterly reports on Form 10-Q.

In some cases, you can identify forward-looking statements by our use of terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “intends,” “predicts,” “potential” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement. Factors that could affect our actual results and could cause our actual results to differ materially from those in the forward-looking statements include, but are not limited to:

•	the volatility of realized oil, natural gas and NGLs prices;
•	the potential for additional impairment due to future declines in oil, natural gas and NGLs prices;
•	uncertainties about the estimated quantities of oil, natural gas and NGLs reserves, including uncertainties about the effects of the SEC’s rules governing reserve reporting;
•	the conditions of the capital markets, liquidity, general economic conditions, interest rates and the availability of credit to support our business requirements;
•	the discovery, estimation, development and replacement of oil, natural gas and NGLs reserves;
•	our business and financial strategy;
•	our future operating results;
•	our drilling locations;
•	technology;
•	our cash flow, liquidity and financial position;
•	the timing and amount of our future production of oil, natural gas and NGLs;
•	our operating expenses, general and administrative costs, and finding and development costs;
•	the availability of drilling and production equipment, labor and other services;
•	our prospect development and property acquisitions;
•	the marketing of our oil, natural gas and NGLs;
•	competition in the oil, natural gas and NGLs industry;
•	the impact of weather and the occurrence of natural disasters such as fires, floods, hurricanes, earthquakes and other catastrophic events and natural disasters;
•	governmental regulation of the oil, natural gas and NGLs industry;
•	environmental regulations;
•	the effect of legislation, regulatory initiatives and litigation related to climate change;

•	developments in oil-producing and natural gas-producing countries;
•	the timing, amount and terms of future issuances of our equity and debt securities; and
•	our strategic plans, objectives, expectations and intentions for future operations.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT VANGUARD NATURAL RESOURCES, LLC AND VNR FINANCE CORP.

For purposes of this prospectus, unless the context clearly indicates otherwise, “we,” “us,” “our,” “Vanguard Natural Resources” and similar terms refer to Vanguard Natural Resources, LLC and its subsidiaries. We are a publicly traded limited liability company focused on the acquisition and development of mature, long-lived oil and natural gas properties in the United States. Our primary business objective is to generate stable cash flows allowing us to make monthly cash distributions to our unitholders and, over time, increasing our monthly cash distributions through the acquisition of additional mature, long-lived oil and natural gas properties. Through our operating subsidiaries, we own properties and oil and natural gas reserves primarily located in nine operating areas:

•	the Green River Basin in Wyoming;
•	the Piceance Basin in Colorado;
•	the Permian Basin in West Texas and New Mexico;
•	the Gulf Coast Basin in Texas, Louisiana and Mississippi;
•	the Big Horn Basin in Wyoming and Montana;
•	the Arkoma Basin in Arkansas and Oklahoma;
•	the Williston Basin in North Dakota and Montana;
•	the Wind River Basin in Wyoming; and
•	the Powder River Basin in Wyoming.

VNR Finance Corp. was incorporated under the laws of the State of Delaware, is wholly owned by Vanguard Natural Resources, LLC and has no material assets or any liabilities other than as a co-issuer of debt securities. Its activities are limited to co-issuing debt securities and engaging in other activities incidental thereto.

Our executive offices are located at 5847 San Felipe, Suite 3000, Houston, Texas 77057 and our telephone number is (832) 327-2255.

For additional information as to our business, properties and financial condition please refer to the documents cited in “Where You Can Find More Information.”

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus, including those in Item 1A. “Risk Factors” in our most recent annual report on Form 10-K and Item 1A. of Part II “Risk Factors” in our subsequent quarterly reports on Form 10-Q, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our securities could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

USE OF PROCEEDS

Unless otherwise indicated to the contrary in an accompanying prospectus supplement, we will use the net proceeds from the sale of securities covered by this prospectus for general corporate purposes, which may include repayment of indebtedness, the acquisition of businesses and other capital expenditures and additions to working capital.

Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in a prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED
FIXED CHARGES AND PREFERRED UNIT DISTRIBUTIONS

The following table sets forth our historical consolidated ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred unit distributions for the periods indicated:

	Nine Months Ended September 30, 2014	Year Ended December 31,
		2013	2012	2011	2010	2009
Ratio of Earnings to Fixed Charges(a)	3.35	1.91	—	3.74	3.88	—
Ratio of Earnings to Combined Fixed Charges and Preferred Unit Distributions(b)	2.75	1.84	—	—	—	—
Series A Preferred Units Accumulated Distributions(c)	3,784,215	2,634,000	—	—	—	—
Series B Preferred Units Accumulated Distributions(d)	7,376,005	—	—	—	—	—
Series C Preferred Units Accumulated Distributions(d)	347,139	—	—	—	—	—

(a)	In the years ended December 31, 2012 and 2009, earnings were inadequate to cover fixed charges by approximately $168.8 million and $95.7 million, respectively. The shortfalls for the years ended December 31, 2012 and 2009 were principally the result of non-cash natural gas and oil property impairment charges of $247.7 million and $110.2 million, respectively.
(b)	Because no Preferred Units were outstanding for any of the years ended December 31, 2012, 2011, 2010 or 2009, no historical ratios of earnings to combined fixed charges and preferred unit distributions are presented for these years.
(c)	No Series A Preferred Units were outstanding for any of the years ended December 31, 2012, 2011, 2010 or 2009.
(d)	No Series B Preferred Units or Series C Preferred Units were outstanding for any of the years ended December 31, 2013, 2012, 2011, 2010 or 2009.

For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of pretax income from continuing operations available to our unitholders plus fixed charges (excluding capitalized interest). “Fixed charges” represent interest incurred (whether expensed or capitalized), amortization of debt expense, and that portion of rental expense on operating leases deemed to be the equivalent of interest.

DESCRIPTION OF OUR DEBT SECURITIES

General

The debt securities will be:

•	our direct general obligations, either secured or unsecured;
•	either senior debt securities or subordinated debt securities; and
•	issued under separate indentures among us, any subsidiary guarantors and a trustee.

Vanguard Natural Resources, LLC may issue debt securities in one or more series, and VNR Finance Corp. may be a co-issuer of one or more series of such debt securities. VNR Finance Corp. was incorporated under the laws of the State of Delaware in April 2009, is wholly owned by Vanguard Natural Resources, LLC and has no material assets or any liabilities other than as a co-issuer of our debt securities. Its activities are limited to co-issuing our debt securities and engaging in other activities incidental thereto. When used in this section “Description of Debt Securities,” the terms “we,” “us,” “our” and “issuers” refer jointly to Vanguard Natural Resources, LLC and VNR Finance Corp., and the terms “Vanguard” and “VNR Finance” refer strictly to Vanguard Natural Resources, LLC and VNR Finance Corp., respectively.

If we offer senior debt securities, we will issue them under a senior indenture. If we issue subordinated debt securities, we will issue them under a subordinated indenture. A form of each indenture is filed as an exhibit to the registration statement of which this prospectus is a part. We have not restated either indenture in its entirety in this description. You should read the relevant indenture because it, and not this description, controls your rights as holders of the debt securities. Capitalized terms used in the summary have the meanings specified in the indentures.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

A prospectus supplement and a supplemental indenture or authorizing resolutions relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the guarantors of the debt securities, if any;
•	whether the debt securities are senior or subordinated debt securities;
•	the title of the debt securities;
•	the total principal amount of the debt securities;
•	the denominations in which the debt securities are issuable, if other than $1,000 and any integral multiple thereof;
•	the assets, if any, that are pledged as security for the payment of the debt securities;
•	whether we will issue the debt securities in individual certificates to each holder in registered form, or in the form of temporary or permanent global securities held by a depositary on behalf of holders;
•	the prices at which we will issue the debt securities;
•	the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;
•	the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;
•	the dates on which the principal of the debt securities will be payable;
•	the interest rate (if any) that the debt securities will bear and the interest payment dates for the debt securities;
•	any conversion or exchange provisions;
•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;
•	any changes to or additional events of default or covenants; and
•	any other terms of the debt securities.

We may offer and sell debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The prospectus supplement will describe special U.S. federal income tax and any other considerations applicable to those securities. In addition, the prospectus supplement may describe certain special U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Guarantees

If specified in the prospectus supplement respecting a series of debt securities, the subsidiaries of Vanguard specified in the prospectus supplement will unconditionally guarantee to each holder and the trustee, on a joint and several basis, the full and prompt payment of principal of, premium, if any, and interest on the debt securities of that series when and as the same become due and payable, whether at maturity, upon redemption or repurchase, by declaration of acceleration or otherwise. If a series of debt securities is guaranteed, such series will be guaranteed by substantially all of the domestic subsidiaries of Vanguard. The prospectus supplement will describe any limitation on the maximum amount of any particular guarantee and the conditions under which guarantees may be released.

The guarantees will be general obligations of the guarantors. Guarantees of subordinated debt securities will be subordinated to the Senior Indebtedness of the guarantors on the same basis as the subordinated debt securities are subordinated to the Senior Indebtedness of Vanguard.

Consolidation, Merger or Asset Sale

Each indenture will, in general, allow us to consolidate or merge with or into another domestic entity. It will also allow each issuer to sell, lease, transfer or otherwise dispose of all or substantially all of its assets to another domestic entity. If this happens, the remaining or acquiring entity must assume all of the issuer’s responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the issuer’s covenants in the indenture.

However, each indenture will impose certain requirements with respect to any consolidation or merger with or into an entity, or any sale, lease, transfer or other disposition of all or substantially all of an issuer’s assets, including:

•	the remaining or acquiring entity must be organized under the laws of the United States, any state or the District of Columbia; provided that VNR Finance may not merge, amalgamate or consolidate with or into another entity other than a corporation satisfying such requirement for so long as Vanguard is not a corporation;
•	the remaining or acquiring entity must assume our obligations under the indenture; and
•	immediately after giving effect to the transaction, no Default or Event of Default (as defined under “— Events of Default and Remedies” below) may exist.

The remaining or acquiring entity will be substituted for the issuer in the indenture with the same effect as if it had been an original party to the indenture, and the issuer will be relieved from any further obligations under the indenture.

No Protection in the Event of a Change of Control

Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of us or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of us.

Modification of Indentures

We may supplement or amend an indenture if the holders of a majority in aggregate principal amount of the outstanding debt securities of all series issued under the indenture affected by the supplement or amendment consent to it. Further, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive past defaults under the indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be supplemented or amended without the consent of each holder affected. Without the consent of each outstanding debt security affected, no modification of the indenture or waiver may:

•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment, supplement or waiver;
•	reduce the principal of or extend the fixed maturity of any debt security;
•	reduce the premium payable upon redemption or change the time of the redemption of the debt securities;
•	reduce the rate of or extend the time for payment of interest on any debt security;
•	waive a Default or an Event of Default in the payment of principal of or premium, if any, or interest on the debt securities or a Default of Event of Default in respect of a provision that cannot be amended without the consent of each affected holder;
•	except as otherwise permitted under the indenture, release any security that may have been granted with respect to the debt securities;
•	make any debt security payable in currency other than that stated in such debt security;
•	in the case of any subordinated debt security, make any change in the subordination provisions that adversely affects the rights of any holder under those provisions;
•	make any change in the provisions of the indenture relating to waivers of past Defaults or Event of Default; or the rights of holders of debt securities to receive payments of principal of or premium, if any, or interest on the debt securities; or
•	make any change in the preceding amendment, supplement and waiver provisions (except to increase any percentage set forth therein).

We may supplement or amend an indenture without the consent of any holders of the debt securities in certain circumstances, including:

•	to provide for the assumption of an issuer’s or guarantor’s obligations to holders of debt securities in the case of a merger or consolidation or disposition of all or substantially all of such issuer’s or guarantor’s assets;
•	to add any additional covenants and related Events of Default;
•	to cure any ambiguity, defect or inconsistency;
•	to secure the debt securities and/or the guarantees;
•	in the case of any subordinated debt security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any holder of Senior Indebtedness of Vanguard;
•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;
•	to add or release guarantors pursuant to the terms of the indenture;
•	to make any changes that do not adversely affect the rights under the indenture of any holder of debt securities;

•	to evidence or provide for the acceptance of appointment under the indenture of a successor trustee; or
•	to establish the form of terms of any series of debt securities.

Events of Default and Remedies

“Event of Default,” when used in an indenture, will mean any of the following with respect to the debt securities of any series:

•	failure to pay when due the principal of or any premium on any debt security of that series, whether or not, in the case of subordinated debt securities, the subordination provisions of the indenture prohibit such payment;
•	failure to pay, within 30 days of the due date, interest on any debt security of that series, whether or not, in the case of subordinated debt securities, the subordination provisions of the indenture prohibit such payment;
•	failure to pay when due any sinking fund payment with respect to any debt securities of that series, whether or not, in the case of subordinated debt securities, the subordination provisions of the indenture prohibit such payment;
•	failure on the part of the issuers to comply with the covenant described under “— Consolidation, Merger or Asset Sale”;
•	failure to perform any other covenant in the indenture that continues for 60 days after written notice is given to the issuers;
•	certain events of bankruptcy, insolvency or reorganization of an issuer; or
•	any other Event of Default provided under the terms of the debt securities of that series.

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium, if any, or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an Event of Default described in the sixth bullet point above occurs, the entire principal of, premium, if any, and accrued interest on, all debt securities then outstanding will be due and payable immediately, without any declaration or other act on the part of the trustee or any holders. If any other Event of Default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of, and accrued interest on, all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in the aggregate principal amount of the debt securities of that series can rescind the declaration.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under either indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable security or indemnity. If they provide this reasonable security or indemnification, the holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for that series of debt securities.

No Limit on Amount of Debt Securities

Neither indenture will limit the amount of debt securities that we may issue, unless we indicate otherwise in a prospectus supplement. Each indenture will allow us to issue debt securities of any series up to the aggregate principal amount that we authorize.

Registration of Notes

We will issue debt securities of a series only in registered form, without coupons, unless otherwise indicated in the prospectus supplement.

Minimum Denominations

Unless the prospectus supplement states otherwise, the debt securities will be issued only in principal amounts of $1,000 each or an integral multiple thereof.

No Personal Liability

None of the past, present or future partners, incorporators, managers, members, directors, officers, employees, unitholders or stockholders of either issuer or any guarantor will have any liability for the obligations of the issuers or any guarantors under either indenture or the debt securities or for any claim based on such obligations or their creation. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. The waiver may not be effective under federal securities laws, however, and it is the view of the SEC that such a waiver is against public policy.

Payment and Transfer

The trustee will initially act as paying agent and registrar under each indenture. The issuers may change the paying agent or registrar without prior notice to the holders of debt securities, and the issuers or any of their subsidiaries may act as paying agent or registrar.

If a holder of debt securities has given wire transfer instructions to the issuers, the issuers will make all payments on the debt securities in accordance with those instructions. All other payments on the debt securities will be made at the corporate trust office of the trustee, unless the issuers elect to make interest payments by check mailed to the holders at their addresses set forth in the debt security register.

The trustee and any paying agent will repay to us upon request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment as general creditors.

Exchange, Registration and Transfer

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for exchange or registration of transfer at the office of the registrar. The registrar will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that transaction.

We will not be required to:

•	issue, register the transfer of, or exchange any debt securities of a series either during a period of 15 days prior to the mailing of notice of redemption of that series; or
•	register the transfer of or exchange any debt security called for redemption, except the unredeemed portion of any debt security we are redeeming in part.

Provisions Relating only to the Senior Debt Securities

The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral for that debt. We will disclose the amount of our secured debt in the prospectus supplement.

Provisions Relating only to the Subordinated Debt Securities

Subordinated Debt Securities Subordinated to Senior Indebtedness

The subordinated debt securities will rank junior in right of payment to all of our Senior Indebtedness. The definition of “Designated Senior Indebtedness” and “Senior Indebtedness” will be set forth in the prospectus supplement. If the subordinated debt securities are guaranteed by any of the subsidiaries of Vanguard, then the guarantees will be subordinated on like terms.

Payment Blockages

The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

•	we or our property (or any guarantor or its property) is involved in any liquidation, bankruptcy or similar proceeding;
•	we fail to pay the principal, interest, any premium or any other amounts on any of our Senior Indebtedness within any applicable grace period or the maturity of such Senior Indebtedness is accelerated following any other default, subject to certain limited exceptions set forth in the subordinated indenture; or
•	any other default on any of our Designated Senior Indebtedness occurs that permits immediate acceleration of its maturity, in which case a payment blockage on the subordinated debt securities will be imposed for a maximum of 179 days at any one time.

No Limitation on Amount of Senior Debt

The subordinated indenture will not limit the amount of Senior Indebtedness that we or any guarantor may incur, unless otherwise indicated in the prospectus supplement.

Book Entry, Delivery and Form

The debt securities of a particular series may be issued in whole or in part in the form of one or more global certificates that will be deposited with the trustee as custodian for The Depository Trust Company, New York, New York (“DTC”). This means that we will not issue certificates to each holder, except in the limited circumstances described below. Instead, one or more global debt securities will be issued to DTC, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificated debt security, a global debt security may not be transferred, except that DTC, its nominees and their successors may transfer a global debt security as a whole to one another.

Beneficial interests in global debt securities will be shown on, and transfers of global debt securities will be made only through, records maintained by DTC and its participants.

DTC has provided us the following information: DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s Rating Services’ highest rating: AAA. The DTC rules applicable to its Direct Participants are on file with the SEC.

We will wire all payments on the global debt securities to DTC’s nominee. We and the trustee will treat DTC’s nominee as the owner of the global debt securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global debt securities to owners of beneficial interests in the global debt securities.

We understand that it is DTC’s current practice, upon receipt of any payment on the global debt securities, to credit Direct Participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global debt securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by Direct and Indirect Participants to owners of beneficial interests in the global debt securities, and voting by Direct and Indirect Participants, will be governed by the customary practices between the Direct and Indirect Participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” However, payments will be the responsibility of the Direct and Indirect Participants and not of DTC, the trustee or us.

Debt securities represented by a global debt security will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be eligible or in good standing under applicable law and in either event a successor depositary is not appointed by us within 90 days; or
•	an Event of Default occurs and DTC notifies the trustee of its decision to exchange the global debt security for certificated debt securities.

Satisfaction and Discharge; Defeasance

Each indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:

(a) either:

(1) all outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the trustee for cancellation; or

(2) all outstanding debt securities of that series that have not been delivered to the trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee and in any case we have irrevocably deposited or caused to be irrevocably deposited with the trustee as trust funds in trust cash sufficient to pay and discharge the entire indebtedness of such debt securities not delivered to the trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit (in the case of debt securities that have been due and payable) or the stated maturity or redemption date;

(b) we have paid or caused to be paid all other sums payable by us under the indenture with respect to that series; and

(c) we have delivered an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The debt securities of a particular series will be subject to legal or covenant defeasance to the extent, and upon the terms and conditions, set forth in the prospectus supplement.

Governing Law

Each indenture and all of the debt securities will be governed by the laws of the State of New York.

The Trustee

We will enter into the indentures with a trustee that is qualified to act under the Trust Indenture Act of 1939, as amended, and with any other trustees chosen by us and appointed in a supplemental indenture for a particular series of debt securities. We may maintain a banking relationship in the ordinary course of business with our trustee and one or more of its affiliates.

Resignation or Removal of Trustee

If the trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the applicable indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with the terms and conditions of such indenture.

The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series.

Limitations on Trustee if It Is Our Creditor

Each indenture will contain certain limitations on the right of the trustee, in the event that it becomes a creditor of an issuer or a guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

Certificates and Opinions to Be Furnished to Trustee

Each indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee must be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

DESCRIPTION OF OUR COMMON UNITS

Our common units represent limited liability company interests in us. The holders of common units are entitled to participate in cash distributions and exercise the rights or privileges available to unitholders under our limited liability company agreement.

Our outstanding common units are listed on the NASDAQ under the ticker symbol “VNR.” Any additional common units we issue will also be listed on the NASDAQ. The transfer agent and registrar for our common units is American Stock Transfer & Trust Company, LLC (“AST”).

Our Limited Liability Company Agreement

Holders of our common units are entitled to participate in cash distributions and exercise the rights or privileges available to them under our limited liability company agreement. A copy of our limited liability company agreement is included in our other SEC filings and incorporated by reference in this prospectus.

Cash Distribution Policy

Our limited liability company agreement, as amended, provides for the distribution of available cash within 90 days following the end of each quarter. Available cash for any quarter consists of cash on hand at the end of that quarter, plus working capital borrowings made after the end of the quarter, less cash reserves, which may include reserves to provide for our future operations, future capital expenditures, future debt service requirements and future cash distributions to our unitholders. The amount of available cash is determined by our board of directors for each calendar quarter of our operations. Our limited liability company agreement may only be amended with the approval of a unit majority.

Timing of Distributions

We pay distributions on our common units on a monthly basis to our common and Class B unitholders of record on the applicable record date.

Issuance of Additional Units

Our limited liability company agreement authorizes us to issue an unlimited number of additional securities and rights to buy securities for the consideration and on the terms and conditions determined by our board of directors without the approval of the unitholders. It is possible that we will fund acquisitions or other initiatives through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units and holders of other equity securities entitled to participate in our distributions of available cash. In addition, the issuance of additional common units or other equity securities may dilute the value of the interests of the then-existing holders of common units in our net assets. In accordance with Delaware law and the provisions of our limited liability company agreement, we may also issue additional securities that, as determined by our board of directors, may have special voting rights to which the common units are not entitled. The holders of common units do not have preemptive rights to acquire additional common units or other securities.

Voting Rights

Our common unitholders have the right to vote with respect to the election of our board of directors, certain amendments to our limited liability company agreement, the merger of our company or the sale of all or substantially all of our assets, and the dissolution of our company.

Transfer Agent and Registrar

AST serves as registrar and transfer agent for our common units. We pay all fees charged by the transfer agent for transfers of common units, except the following fees that will be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;
•	special charges for services requested by a holder of a unit; and
•	other similar fees or charges.

There will be no charge to holders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

The transfer agent may at any time resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, we are authorized to act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our limited liability company agreement, each transferee of common units shall be admitted as a unitholder with respect to the common units transferred when such transfer and admission is reflected on our books and records. Additionally, each transferee of common units:

•	becomes the record holder of the common units;
•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our limited liability company agreement;
•	represents that the transferee has the capacity, power and authority to enter into the limited liability company agreement;
•	grants powers of attorney to our officers and the liquidator of our company as specified in the limited liability company agreement; and
•	makes the consents and waivers contained in our limited liability company agreement.

An assignee will become a unitholder of our company for the transferred common units upon the recording of the name of the assignee on our books and records.

Until a unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DESCRIPTION OF OUR SERIES A PREFERRED UNITS

The following description of the Series A Preferred Units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of our fifth amended and restated limited liability company agreement (as amended, the “LLC Agreement”), which is incorporated by reference into the registration statement of which this prospectus is a part, and sets forth the terms of the Series A Preferred Units. A copy of the LLC Agreement may be obtained as described under “Where You Can Find More Information.”

General

We may, without notice to or consent of the holders of the then-outstanding Series A Preferred Units, authorize and issue additional Series A Preferred Units and Junior Securities (as defined below and, subject to the limitations described under “— Voting Rights,” Senior Securities and Parity Securities (as defined below)).

The holders of our common units are entitled to receive, to the extent permitted by law, such distributions as may from time to time be declared by our board of directors. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of our common units are entitled to receive distributions of our assets, after we have satisfied or made provision for our debts and other obligations.

The Series A Preferred Units will entitle the holders thereof to receive cumulative cash distributions when, as and if declared by our board of directors out of legally available funds for such purpose. When issued and paid for in the manner described in this prospectus, the Series A Preferred Units will be fully paid and nonassessable. Subject to the matters described under “— Liquidation Rights,” each Series A Preferred Unit will generally have a fixed liquidation preference of $25.00 per unit plus an amount equal to accumulated and unpaid distributions thereon to the date fixed for payment, whether or not declared.

The Series A Preferred Units will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series A Preferred Units will rank junior to all of our current and future indebtedness (including indebtedness outstanding under our reserve-based credit facility and our 7.875% Senior Notes due 2020) and other liabilities with respect to assets available to satisfy claims against us. The rights of the Series A Preferred unitholders to receive the liquidation preference will be subject to the proportional rights of holders of Parity Securities (including Series B Preferred Units and Series C Preferred Units).

All of the Series A Preferred Units will be represented by a single certificate issued to the Securities Depositary (as defined under “— Book-Entry System”) and registered in the name of its nominee and, so long as a Securities Depositary has been appointed and is serving, no person acquiring Series A Preferred Units will be entitled to receive a certificate representing such units unless applicable law otherwise requires or the Securities Depositary resigns or is no longer eligible to act as such and a successor is not appointed. Please read “— Book-Entry System.”

Except as described below in “— Change of Control,” the Series A Preferred Units will not be convertible into common units or any other securities and will not have exchange rights or be entitled or subject to any preemptive or similar rights. The Series A Preferred Units will not be subject to mandatory redemption or to any sinking fund requirements. The Series A Preferred Units will be subject to redemption, in whole or in part, at our option commencing on June 15, 2023. Please read “— Redemption.”

We have appointed AST as the paying agent (the “Paying Agent”) and the registrar and transfer agent (the “Registrar and Transfer Agent”) for the Series A Preferred Units. The address of the Paying Agent is 6201 15th Avenue, Brooklyn, New York 11219.

Ranking

The Series A Preferred Units will, with respect to anticipated monthly distributions, rank:

•	senior to our common units and Class B Units and to each other class or series of limited liability company interests or other equity securities established after the original issue date of the Series A Preferred Units that is not expressly made senior to or pari passu with the Series A Preferred Units as to the payment of distributions (the “Junior Securities”) (including our common units and Class B Units);
•	pari passu with any class or series of limited liability company interests or other equity securities established after the original issue date of the Series A Preferred Units that is not expressly made senior or subordinated to the Series A Preferred Units as to the payment of distributions (the “Parity Securities”) (including the Series B Preferred Units and Series C Preferred Units); and
•	junior to each other class or series of limited liability company interests or other equity securities established after the original issue date of the Series A Preferred Units that is expressly made senior to the Series A Preferred Units as to the payment of distributions (the “Senior Securities”).

Under the LLC Agreement, we may issue Junior Securities from time to time in one or more series without the consent of the holders of the Series A Preferred Units. Our board of directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any units of that series. Our board of directors will also determine the number of units constituting each series of securities. Our ability to issue additional Parity Securities (including Series B Preferred Units and Series C Preferred Units) in certain circumstances or Senior Securities is limited as described under “— Voting Rights.”

Change of Control

Upon the occurrence of a Series A Change of Control (as defined below), we may, at our option, redeem the Series A Preferred Units in whole or in part within 120 days after the first date on which such Series A Change of Control occurred, by paying $25.00 per Series A Preferred Unit, plus all accrued and unpaid distributions to the redemption date. If, prior to the Series A Change of Control Conversion Date (as defined below), we exercise any of our redemption rights as described below under “— Redemption” relating to the Series A Preferred Units, holders of the Series A Preferred Units will not have the conversion right described below. Provided, however, that any cash payment upon a Series A Change of Control shall not be made unless (i) we have completed our change of control offer for our outstanding 7.875% Senior Notes due 2020 and (ii) such payment would be permitted under the restricted payments covenant contained in the indenture governing our 7.875% Senior Notes due 2020. Additionally, any cash payment to Series A Preferred Unit holders will be subject to the limitations contained in the indentures governing any future issuances of senior notes.

“Series A Change of Control” means the occurrence of either of the following after the original issue date of the Series A Preferred Units:

•	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Vanguard and its subsidiaries taken as a whole to any person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)); or
•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock, measured by voting power rather than number of our common units, Class B Units, Preferred Units or the like.

Upon the occurrence of a Series A Change of Control, each holder of Series A Preferred Units will have the right (unless, prior to the Series A Change of Control Conversion Date, we provide notice of our election to redeem the Series A Preferred Units as described above) to convert some or all of the Series A Preferred Units held by such holder on the Series A Change of Control Conversion Date into a number of our common units per Series A Preferred Unit to be converted equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid distributions to the Series A Change of Control Conversion Date (unless the Series A Change of Control Conversion Date is after a record date for a Series A Preferred Unit distribution payment and prior to the corresponding Series A Preferred Unit distribution payment date, in which case no additional amount for such accrued and unpaid distribution will be included in this sum) by (ii) the Series A Common Unit Price (as defined below), and
•	1.8083,

subject, in each case, to certain adjustments and to provisions for (i) the receipt of alternative consideration and (ii) splits, combinations and distributions in the form of equity issuances, each as described in greater detail in the LLC Agreement.

If we provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Series A Change of Control or our optional redemption right as described below under “— Redemption,” holders of Series A Preferred Units will not have any right to convert the Series A Preferred Units that we have elected to redeem in connection with the Series A Change of Control Conversion Right (as defined below) and any Series A Preferred Units subsequently selected for redemption that have been tendered for conversion will be redeemed on the related redemption date instead of converted on the Series A Change of Control Conversion Date.

“Series A Change of Control Conversion Right” means the right of a holder of Series A Preferred Units to convert some or all of the Series A Preferred Units held by such holder on the Series A Change of Control Conversion Date into a number of our common units per Series A Preferred Unit pursuant to the conversion provisions in the LLC Agreement.

“Series A Change of Control Conversion Date” means the date fixed by our board of directors, in its sole discretion, as the date the Series A Preferred Units are to be converted, which will be a Business Day (as defined below) that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to holders of the Series A Preferred Units.

“Series A Common Unit Price” means (i) the amount of cash consideration per common unit, if the consideration to be received in the Series A Change of Control by the holders of our common units is solely cash; and (ii) the average of the closing prices for our common units on the NASDAQ for the ten consecutive trading days immediately preceding, but not including, the Series A Change of Control Conversion Date, if the consideration to be received in the Series A Change of Control by the holders of our common units is other than solely cash.

Liquidation Rights

We will liquidate in accordance with capital accounts. The holders of outstanding Series A Preferred Units will be specially allocated items of our gross income and gain in a manner designed to achieve, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, a liquidation preference of $25.00 per unit in cash. In addition, holders of outstanding Series A Preferred Units will be entitled to receive an amount equal to accumulated and unpaid distributions thereon to the date fixed for payment of such amount (whether or not declared) prior to our making any liquidation distributions. If the amount of our gross income and gain available to be specially allocated to the Series A Preferred Units is less than the amount necessary to cause the capital account with respect to each Series A Preferred Unit to equal the liquidation preference of $25.00 per unit, then the amount that a holder of Series A Preferred Units would receive upon liquidation may be less than the Series A Liquidation Preference, even though there may be cash available for distribution to the holders of common units, Class B Units or any other Junior Securities with respect to their capital accounts. The rights of the Series A Preferred unitholders to receive the liquidation preference will be subject to the proportional rights of holders of Parity Securities (including Series B Preferred Units and Series C Preferred Units).

Voting Rights

The Series A Preferred Units will have no voting rights except as set forth below or as otherwise provided by Delaware law. In the event that eighteen monthly distributions, whether consecutive or not, payable on the Series A Preferred Units are in arrears, the holders of the Series A Preferred Units will have the right, voting as a class together with holders of any other Parity Securities (including Series B Preferred Units and Series C Preferred Units) upon which like voting rights have been conferred and are exercisable, to elect two members of our board of directors, and the size of our board of directors will be increased as needed to accommodate such change. Distributions payable on the Series A Preferred Units will be considered to be in arrears for any monthly period for which full cumulative distributions through the most recent distribution payment date have not been paid on all outstanding Series A Preferred Units. The right of such holders of Series A Preferred Units to elect members of our board of directors will continue until such time as all distributions accumulated and in arrears on the Series A Preferred Units have been paid in full, or funds for the payment thereof have been declared and set aside, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay eighteen monthly distributions as described above. Upon any termination of the right of the holders of the Series A Preferred Units and any other Parity Securities (including Series B Preferred Units and Series C Preferred Units) to vote as a class for such director, the term of office of such director then in office elected by such holders voting as a class will terminate immediately. Any directors elected by the holders of the Series A Preferred Units and any other Parity Securities (including Series B Preferred Units and Series C Preferred Units) shall each be entitled to one vote per director on any matter before our board of directors.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preferred Units, voting as a single class, we may not adopt any amendment to the LLC Agreement that has a material adverse effect on the existing terms of the Series A Preferred Units.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preferred Units, voting as a class together with holders of any other Parity Securities (including Series B Preferred Units and Series C Preferred Units) upon which like voting rights have been conferred and are exercisable, we may not:

•	issue any Parity Securities (including any additional Series B Preferred Units and Series C Preferred Units) or Senior Securities if the cumulative distributions payable on outstanding Series A Preferred Units are in arrears; or
•	create or issue any other class or series of limited liability company interests or other equity securities expressly made senior to the Series A Preferred Units as to the payment of distributions.

On any matter described above in which the holders of the Series A Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per unit. The Series A Preferred Units held by us or any of our subsidiaries or affiliates will not be entitled to vote.

Series A Preferred Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Distributions

General

Holders of Series A Preferred Units will be entitled to receive, when, as and if declared by our board of directors out of legally available funds for such purpose, cumulative cash monthly distributions.

Distribution Rate

Distributions on Series A Preferred Units issued in this offering will be cumulative, commencing on the Series A Distribution Payment Date immediately preceding the date such Series A Preferred Units were issued, and payable monthly on each Series A Distribution Payment Date, when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose. Distributions on the Series A Preferred Units will accrue at a rate of 7.875% per annum per $25.00 stated liquidation preference per Series A Preferred Unit.

Distribution Payment Dates

The “Series A Distribution Payment Dates” for the Series A Preferred Units will be on the 15th day of each month. Distributions will accumulate in each monthly distribution period from and including the preceding Series A Distribution Payment Date or the initial issue date, as the case may be, to but excluding the applicable Series A Distribution Payment Date for such monthly distribution period, and distributions will accrue on accumulated distributions at the applicable distribution rate. If any Series A Distribution Payment Date otherwise would fall on a day that is not a Business Day, declared distributions will be paid on the immediately succeeding Business Day without the accumulation of additional distributions. Distributions on the Series A Preferred Units will be payable based on a 360-day year consisting of twelve 30-day months. “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be recognized as such.

Payment of Distributions

Not later than 10:00 a.m., New York City time, on each Series A Distribution Payment Date, we will pay those monthly distributions, if any, on the Series A Preferred Units that have been declared by our board of directors to the holders of such units as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent on the applicable record date. The record date with respect to each Series A Distribution Payment Date will be as of the opening of the applicable exchange on the first Business Day of the month during which the applicable Series A Distribution Payment Date occurs, except that in the case of payments of distributions in arrears, the record date with respect to a Series A Distribution Payment Date will be such date as may be designated by our board of directors in accordance with the LLC Agreement.

So long as the Series A Preferred Units are held of record by the nominee of the Securities Depositary, declared distributions will be paid to the Securities Depositary in same-day funds on each Series A Distribution Payment Date. The Securities Depositary will credit accounts of its participants in accordance with the Securities Depositary’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series A Preferred Units in accordance with the instructions of such beneficial owners.

No monthly distribution may be declared or paid or set apart for payment on any Junior Securities (other than a distribution payable solely in units of Junior Securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Series A Preferred Units and any Parity Securities (including Series B Preferred Units and Series C Preferred Units) through the most recent respective distribution payment dates. Accumulated distributions in arrears for any past distribution period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Series A Distribution Payment Date, to holders of the Series A Preferred Units on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated distributions in arrears on all outstanding Series A Preferred Units and any Parity Securities (including Series B Preferred Units and Series C Preferred Units) have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective distribution payment dates, commencing with the earliest. If less than all distributions payable with respect to all Series A Preferred Units and any Parity Securities (including Series B Preferred Units and Series C Preferred Units) are paid, any partial payment will be made pro rata with respect to the Series A Preferred Units and any Parity Securities (including Series B Preferred Units and Series C Preferred Units) entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such units at such time. Holders of the Series A Preferred Units will not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid distributions as described under “— Distributions — Distribution Rate,” no interest or sum of money in lieu of interest will be payable in respect of any distribution payment which may be in arrears on the Series A Preferred Units.

Redemption

Optional Redemption

In the event of a Series A Change of Control (as set forth in “— Change of Control”) or any time on or after June 15, 2023, we may redeem, at our option, in whole or in part, the Series A Preferred Units at a redemption price in cash equal to $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared. Any such optional redemption shall be effected only out of funds legally available for such purpose. We may undertake multiple partial redemptions. Any such redemption is subject to compliance with the provisions of our reserve-based credit facility and the indenture governing our 7.875% Senior Notes due 2020.

Redemption Procedures

We will give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any units to be redeemed as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (i) the redemption date, (ii) the number of Series A Preferred Units to be redeemed and, if less than all outstanding Series A Preferred Units are to be redeemed, the number (and the identification) of units to be redeemed from such holder, (iii) the redemption price, (iv) the place where the Series A Preferred Units are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor and (v) that distributions on the units to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the outstanding Series A Preferred Units are to be redeemed, the number of units to be redeemed will be determined by us, and such units will be redeemed by such method of selection as the Securities Depositary shall determine, pro rata or by lot, with adjustments to avoid redemption of fractional units. So long as all Series A Preferred Units are held of record by the nominee of the Securities Depositary, we will give notice, or cause notice to be given, to the Securities Depositary of the number of Series A Preferred Units to be redeemed, and the Securities Depositary will determine the number of Series A Preferred Units to be redeemed from the account of each of its participants holding such units in its participant account. Thereafter, each participant will select the number of units to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series A Preferred Units for its own account). A participant may determine to redeem Series A Preferred Units from some beneficial owners (including the participant itself) without redeeming Series A Preferred Units from the accounts of other beneficial owners.

So long as the Series A Preferred Units are held of record by the nominee of the Securities Depositary, the redemption price will be paid by the Paying Agent to the Securities Depositary on the redemption date. The Securities Depositary’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series A Preferred Units as to which notice has been given by 5:00 p.m., New York City time, no later than the Business Day immediately preceding the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such units is issued in the name of the Securities Depositary or its nominee) of the certificates therefor. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all distributions on such units will cease to accumulate and all rights of holders of such units as our unitholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid distributions through the date fixed for redemption, whether or not declared.

If only a portion of the Series A Preferred Units represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such units is registered in the name of the Securities Depositary or its nominee), the

Paying Agent will issue to the holder of such units a new certificate (or adjust the applicable book-entry account) representing the number of Series A Preferred Units represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series A Preferred Units called for redemption until funds sufficient to pay the full redemption price of such units, including all accumulated and unpaid distributions to the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We and our affiliates may from time to time purchase Series A Preferred Units, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation, or any present plan or intention, to purchase any Series A Preferred Units. Any Series A Preferred Units that are redeemed or otherwise acquired by us will be cancelled.

Notwithstanding the foregoing, in the event that full cumulative distributions on the Series A Preferred Units and any Parity Securities (including Series B Preferred Units and Series C Preferred Units) have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Series A Preferred Units or Parity Securities (including Series B Preferred Units and Series C Preferred Units) except pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Units and any Parity Securities (including Series B Preferred Units and Series C Preferred Units). Common units, Class B Units and any other Junior Securities may not be redeemed, repurchased or otherwise acquired unless full cumulative distributions on the Series A Preferred Units and any Parity Securities (including Series B Preferred Units and Series C Preferred Units) for all prior and the then-ending distribution periods have been paid or declared and set apart for payment.

No Sinking Fund

The Series A Preferred Units will not have the benefit of any sinking fund.

No Fiduciary Duty

We and our officers and directors will not owe any fiduciary duties to holders of the Series A Preferred Units other than a contractual duty of good faith and fair dealing pursuant to the LLC Agreement.

Book-Entry System

All Series A Preferred Units will be represented by a single certificate issued to The Depository Trust Company (and its successors or assigns or any other securities depositary selected by us) (the “Securities Depositary”) and registered in the name of its nominee (initially, Cede & Co.). The Series A Preferred Units will continue to be represented by a single certificate registered in the name of the Securities Depositary or its nominee, and no holder of the Series A Preferred Units will be entitled to receive a certificate evidencing such units unless otherwise required by law or the Securities Depositary gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depositary within 60 calendar days thereafter. Payments and communications made by us to holders of the Series A Preferred Units will be duly made by making payments to, and communicating with, the Securities Depositary. Accordingly, unless certificates are available to holders of the Series A Preferred Units, each purchaser of Series A Preferred Units must rely on (i) the procedures of the Securities Depositary and its participants to receive distributions, any redemption price, liquidation preference and notices, and to direct the exercise of any voting or nominating rights, with respect to such Series A Preferred Units and (ii) the records of the Securities Depositary and its participants to evidence its ownership of such Series A Preferred Units.

So long as the Securities Depositary (or its nominee) is the sole holder of the Series A Preferred Units, no beneficial holder of the Series A Preferred Units will be deemed to be a unitholder of us. The Depository Trust Company, the initial Securities Depositary, is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own The Depository Trust Company. The Securities Depositary maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Series A Preferred Units, whether as a holder of the Series A Preferred Units for its own account or as a nominee for another holder of the Series A Preferred Units.

DESCRIPTION OF OUR SERIES B PREFERRED UNITS

The following description of the Series B Preferred Units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the LLC Agreement, which is incorporated by reference into the registration statement of which this prospectus is a part, and sets forth the terms of the Series B Preferred Units. A copy of the LLC Agreement may be obtained as described under “Where You Can Find More Information.”

General

We may, without notice to or consent of the holders of the then-outstanding Series B Preferred Units, authorize and issue additional Series B Preferred Units and Junior Securities and, subject to the limitations described under “— Voting Rights,” Senior Securities and Parity Securities.

The holders of our common units are entitled to receive, to the extent permitted by law, such distributions as may from time to time be declared by our board of directors. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of our common units are entitled to receive distributions of our assets, after we have satisfied or made provision for our debts and other obligations.

The Series B Preferred Units will entitle the holders thereof to receive cumulative cash distributions when, as and if declared by our board of directors out of legally available funds for such purpose. When issued and paid for in the manner described in this prospectus, the Series B Preferred Units will be fully paid and nonassessable. Subject to the matters described under “— Liquidation Rights,” each Series B Preferred Unit will generally have a fixed liquidation preference of $25.00 per unit plus an amount equal to accumulated and unpaid distributions thereon to the date fixed for payment, whether or not declared.

The Series B Preferred Units will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series B Preferred Units will rank junior to all of our current and future indebtedness (including indebtedness outstanding under our reserve-based credit facility and our 7.875% Senior Notes due 2020) and other liabilities with respect to assets available to satisfy claims against us. The rights of the Series B Preferred unitholders to receive the liquidation preference will be subject to the proportional rights of holders of Parity Securities (including Series A Preferred Units and Series C Preferred Units).

All of the Series B Preferred Units will be represented by a single certificate issued to the Securities Depositary and registered in the name of its nominee and, so long as a Securities Depositary has been appointed and is serving, no person acquiring Series B Preferred Units will be entitled to receive a certificate representing such units unless applicable law otherwise requires or the Securities Depositary resigns or is no longer eligible to act as such and a successor is not appointed. Please read “— Book-Entry System.”

Except as described below in “— Change of Control,” the Series B Preferred Units will not be convertible into common units or any other securities and will not have exchange rights or be entitled or subject to any preemptive or similar rights. The Series B Preferred Units will not be subject to mandatory redemption or to any sinking fund requirements. The Series B Preferred Units will be subject to redemption, in whole or in part, at our option commencing on April 15, 2024. Please read “— Redemption.”

We have appointed AST as the Paying Agent and the Registrar and Transfer Agent for the Series B Preferred Units. The address of the Paying Agent is 6201 15th Avenue, Brooklyn, New York 11219.

Ranking

The Series B Preferred Units will, with respect to anticipated monthly distributions, rank:

•	senior to the Junior Securities (including our common units and Class B Units);
•	pari passu with the Parity Securities (including Series A Preferred Units and Series C Preferred Units); and
•	junior to the Senior Securities.

Under the LLC Agreement, we may issue Junior Securities from time to time in one or more series without the consent of the holders of the Series B Preferred Units. Our board of directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any units of that series. Our board of directors will also determine the number of units constituting each series of securities. Our ability to issue additional Parity Securities (including Series A Preferred Units and Series C Preferred Units) in certain circumstances or Senior Securities is limited as described under “— Voting Rights.”

Change of Control

Upon the occurrence of a Series B Change of Control (as defined below), we may, at our option, redeem the Series B Preferred Units in whole or in part within 120 days after the first date on which such Series B Change of Control occurred, by paying $25.00 per Series B Preferred Unit, plus all accrued and unpaid distributions to the redemption date. If, prior to the Series B Change of Control Conversion Date (as defined below), we exercise any of our redemption rights as described below under “— Redemption” relating to the Series B Preferred Units, holders of the Series B Preferred Units will not have the conversion right described below. Provided, however, that any cash payment upon a Series B Change of Control shall not be made unless (i) we have completed our change of control offer for our outstanding 7.875% Senior Notes due 2020 and (ii) such payment would be permitted under the restricted payments covenant contained in the indenture governing our 7.875% Senior Notes due 2020. Additionally, any cash payment to Series B Preferred Unit holders will be subject to the limitations contained in the indentures governing any future issuances of senior notes.

“Series B Change of Control” means the occurrence of either of the following after the original issue date of the Series B Preferred Units:

•	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Vanguard and its subsidiaries taken as a whole to any person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)); or
•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock, measured by voting power rather than number of our common units, Class B Units, Preferred Units or the like.

Upon the occurrence of a Series B Change of Control, each holder of Series B Preferred Units will have the right (unless, prior to the Series B Change of Control Conversion Date, we provide notice of our election to redeem the Series B Preferred Units as described above) to convert some or all of the Series B Preferred Units held by such holder on the Series B Change of Control Conversion Date into a number of our common units per Series B Preferred Unit to be converted equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid distributions to the Series B Change of Control Conversion Date (unless the Series B Change of Control Conversion Date is after a record date for a Series B Preferred Unit distribution payment and prior to the corresponding Series B Preferred Unit distribution payment date, in which case no additional amount for such accrued and unpaid distribution will be included in this sum) by (ii) the Series B Common Unit Price (as defined below), and
•	1.660,

subject, in each case, to certain adjustments and to provisions for (i) the receipt of alternative consideration and (ii) splits, combinations and distributions in the form of equity issuances, each as described in greater detail in the LLC Agreement.

If we provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Series B Change of Control or our optional redemption right as described below under “— Redemption,” holders of Series B Preferred Units will not have any right to convert the Series B Preferred Units that we have elected to redeem in connection with the Series B Change of Control Conversion

Right (as defined below) and any Series B Preferred Units subsequently selected for redemption that have been tendered for conversion will be redeemed on the related redemption date instead of converted on the Series B Change of Control Conversion Date.

“Series B Change of Control Conversion Right” means the right of a holder of Series B Preferred Units to convert some or all of the Series B Preferred Units held by such holder on the Series B Change of Control Conversion Date into a number of our common units per Series B Preferred Unit pursuant to the conversion provisions in the LLC Agreement.

“Series B Change of Control Conversion Date” means the date fixed by our board of directors, in its sole discretion, as the date the Series B Preferred Units are to be converted, which will be a Business Day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to holders of the Series B Preferred Units.

“Series B Common Unit Price” means (i) the amount of cash consideration per common unit, if the consideration to be received in the Series B Change of Control by the holders of our common units is solely cash; and (ii) the average of the closing prices for our common units on the NASDAQ for the ten consecutive trading days immediately preceding, but not including, the Series B Change of Control Conversion Date, if the consideration to be received in the Series B Change of Control by the holders of our common units is other than solely cash.

Liquidation Rights

We will liquidate in accordance with capital accounts. The holders of outstanding Series B Preferred Units will be specially allocated items of our gross income and gain in a manner designed to achieve, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, a liquidation preference of $25.00 per unit in cash. In addition, holders of outstanding Series B Preferred Units will be entitled to receive an amount equal to accumulated and unpaid distributions thereon to the date fixed for payment of such amount (whether or not declared) prior to our making any liquidation distributions. If the amount of our gross income and gain available to be specially allocated to the Series B Preferred Units is less than the amount necessary to cause the capital account with respect to each Series B Preferred Unit to equal the liquidation preference of $25.00 per unit, then the amount that a holder of Series B Preferred Units would receive upon liquidation may be less than the Series B Liquidation Preference, even though there may be cash available for distribution to the holders of common units, Class B Units or any other Junior Securities with respect to their capital accounts. The rights of the Series B Preferred unitholders to receive the liquidation preference will be subject to the proportional rights of holders of Parity Securities (including Series A Preferred Units and Series C Preferred Units).

Voting Rights

The Series B Preferred Units will have no voting rights except as set forth below or as otherwise provided by Delaware law. In the event that eighteen monthly distributions, whether consecutive or not, payable on the Series B Preferred Units are in arrears, the holders of the Series B Preferred Units will have the right, voting as a class together with holders of any other Parity Securities (including Series A Preferred Units and Series C Preferred Units) upon which like voting rights have been conferred and are exercisable, to elect two members of our board of directors, and the size of our board of directors will be increased as needed to accommodate such change. Distributions payable on the Series B Preferred Units will be considered to be in arrears for any monthly period for which full cumulative distributions through the most recent distribution payment date have not been paid on all outstanding Series B Preferred Units. The right of such holders of Series B Preferred Units to elect members of our board of directors will continue until such time as all distributions accumulated and in arrears on the Series B Preferred Units have been paid in full, or funds for the payment thereof have been declared and set aside, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay eighteen monthly distributions as described above. Upon any termination of the right of the holders of the Series B Preferred Units and any other Parity Securities (including Series A Preferred Units and Series C Preferred Units) to vote as a class for such director, the term of office of such director then in office elected by such holders voting as a class will terminate immediately. Any directors elected by the holders of the Series B Preferred Units and any other

Parity Securities (including Series A Preferred Units and Series C Preferred Units) shall each be entitled to one vote per director on any matter before our board of directors.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Units, voting as a single class, we may not adopt any amendment to the LLC Agreement that has a material adverse effect on the existing terms of the Series B Preferred Units.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Preferred Units, voting as a class together with holders of any other Parity Securities (including Series A Preferred Units and Series C Preferred Units) upon which like voting rights have been conferred and are exercisable, we may not:

•	issue any Parity Securities (including any additional Series A Preferred Units and Series C Preferred Units) or Senior Securities if the cumulative distributions payable on outstanding Series B Preferred Units are in arrears; or
•	create or issue any other class or series of limited liability company interests or other equity securities expressly made senior to the Series B Preferred Units as to the payment of distributions.

On any matter described above in which the holders of the Series B Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per unit. The Series B Preferred Units held by us or any of our subsidiaries or affiliates will not be entitled to vote.

Series B Preferred Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Distributions

General

Holders of Series B Preferred Units will be entitled to receive, when, as and if declared by our board of directors out of legally available funds for such purpose, cumulative cash monthly distributions.

Distribution Rate

Distributions on Series B Preferred Units issued in this offering will be cumulative, commencing on the Series B Distribution Payment Date immediately preceding the date such Series B Preferred Units were issued, and payable monthly on each Series B Distribution Payment Date, when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose. Distributions on the Series B Preferred Units will accrue at a rate of 7.625% per annum per $25.00 stated liquidation preference per Series B Preferred Unit.

Distribution Payment Dates

The “Series B Distribution Payment Dates” for the Series B Preferred Units will be on the 15th day of each month. Distributions will accumulate in each monthly distribution period from and including the preceding Series B Distribution Payment Date or the initial issue date, as the case may be, to but excluding the applicable Series B Distribution Payment Date for such monthly distribution period, and distributions will accrue on accumulated distributions at the applicable distribution rate. If any Series B Distribution Payment Date otherwise would fall on a day that is not a Business Day, declared distributions will be paid on the immediately succeeding Business Day without the accumulation of additional distributions. Distributions on the Series B Preferred Units will be payable based on a 360-day year consisting of twelve 30-day months.

Payment of Distributions

Not later than 10:00 a.m., New York City time, on each Series B Distribution Payment Date, we will pay those monthly distributions, if any, on the Series B Preferred Units that have been declared by our board of directors to the holders of such units as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent on the applicable record date. The record date with respect to each Series B Distribution Payment Date will be as of the opening of the applicable exchange on the first Business Day of the month during which the applicable Series B Distribution Payment Date occurs, except that in the case of payments of distributions in arrears, the record date with respect to a Series B Distribution Payment Date will be such date as may be designated by our board of directors in accordance with the LLC Agreement.

So long as the Series B Preferred Units are held of record by the nominee of the Securities Depositary, declared distributions will be paid to the Securities Depositary in same-day funds on each Series B Distribution Payment Date. The Securities Depositary will credit accounts of its participants in accordance with the Securities Depositary’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series B Preferred Units in accordance with the instructions of such beneficial owners.

No monthly distribution may be declared or paid or set apart for payment on any Junior Securities (other than a distribution payable solely in units of Junior Securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Series B Preferred Units and any Parity Securities (including Series A Preferred Units and Series C Preferred Units) through the most recent respective distribution payment dates. Accumulated distributions in arrears for any past distribution period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Series B Distribution Payment Date, to holders of the Series B Preferred Units on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated distributions in arrears on all outstanding Series B Preferred Units and any Parity Securities (including Series A Preferred Units and Series C Preferred Units) have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective distribution payment dates, commencing with the earliest. If less than all distributions payable with respect to all Series B Preferred Units and any Parity Securities (including Series A Preferred Units and Series C Preferred Units) are paid, any partial payment will be made pro rata with respect to the Series B Preferred Units and any Parity Securities (including Series A Preferred Units and Series C Preferred Units) entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such units at such time. Holders of the Series B Preferred Units will not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid distributions as described under “— Distributions — Distribution Rate,” no interest or sum of money in lieu of interest will be payable in respect of any distribution payment which may be in arrears on the Series B Preferred Units.

Redemption

Optional Redemption

In the event of a Series B Change of Control (as set forth in “— Change of Control”) or any time on or after April 15, 2024, we may redeem, at our option, in whole or in part, the Series B Preferred Units at a redemption price in cash equal to $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared. Any such optional redemption shall be effected only out of funds legally available for such purpose. We may undertake multiple partial redemptions. Any such redemption is subject to compliance with the provisions of our reserve-based credit facility and the indenture governing our 7.875% Senior Notes due 2020.

Redemption Procedures

We will give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any units to be redeemed as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (i) the redemption date, (ii) the number of Series B Preferred Units to be redeemed and, if less than all outstanding Series B Preferred Units are to be redeemed, the number (and the identification) of units to be redeemed from such holder, (iii) the redemption price, (iv) the place where the Series B Preferred Units are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor and (v) that distributions on the units to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the outstanding Series B Preferred Units are to be redeemed, the number of units to be redeemed will be determined by us, and such units will be redeemed by such method of selection as the Securities Depositary shall determine, pro rata or by lot, with adjustments to avoid redemption of fractional units. So long as all Series B Preferred Units are held of record by the nominee of the Securities Depositary, we will give notice, or cause notice to be given, to the Securities Depositary of the number of Series B Preferred Units to be redeemed, and the Securities Depositary will determine the number of Series B Preferred Units to be redeemed from the account of each of its participants holding such units in its participant account. Thereafter, each participant will select the number of units to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series B Preferred Units for its own account). A participant may determine to redeem Series B Preferred Units from some beneficial owners (including the participant itself) without redeeming Series B Preferred Units from the accounts of other beneficial owners.

So long as the Series B Preferred Units are held of record by the nominee of the Securities Depositary, the redemption price will be paid by the Paying Agent to the Securities Depositary on the redemption date. The Securities Depositary’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series B Preferred Units as to which notice has been given by 5:00 p.m., New York City time, no later than the Business Day immediately preceding the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such units is issued in the name of the Securities Depositary or its nominee) of the certificates therefor. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all distributions on such units will cease to accumulate and all rights of holders of such units as our unitholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid distributions through the date fixed for redemption, whether or not declared.

If only a portion of the Series B Preferred Units represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such units is registered in the name of the Securities Depositary or its nominee), the Paying Agent will issue to the holder of such units a new certificate (or adjust the applicable book-entry account) representing the number of Series B Preferred Units represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series B Preferred Units called for redemption until funds sufficient to pay the full redemption price of such units, including all accumulated and unpaid distributions to the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We and our affiliates may from time to time purchase Series B Preferred Units, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation, or any present plan or intention, to purchase any Series B Preferred Units. Any Series B Preferred Units that are redeemed or otherwise acquired by us will be cancelled.

Notwithstanding the foregoing, in the event that full cumulative distributions on the Series B Preferred Units and any Parity Securities (including Series A Preferred Units and Series C Preferred Units) have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Series B Preferred Units or Parity Securities (including Series A Preferred Units and Series C Preferred Units) except pursuant to a purchase or exchange offer made on the same terms to all holders of Series B Preferred Units and any Parity Securities (including Series A Preferred Units and Series C Preferred Units). Common units, Class B Units and any other Junior Securities may not be redeemed, repurchased or otherwise acquired unless full cumulative distributions on the Series B Preferred Units and any

Parity Securities (including Series A Preferred Units and Series C Preferred Units) for all prior and the then-ending distribution periods have been paid or declared and set apart for payment.

No Sinking Fund

The Series B Preferred Units will not have the benefit of any sinking fund.

No Fiduciary Duty

We and our officers and directors will not owe any fiduciary duties to holders of the Series B Preferred Units other than a contractual duty of good faith and fair dealing pursuant to the LLC Agreement.

Book-Entry System

All Series B Preferred Units will be represented by a single certificate issued to the Securities Depositary and registered in the name of its nominee (initially, Cede & Co.). The Series B Preferred Units will continue to be represented by a single certificate registered in the name of the Securities Depositary or its nominee, and no holder of the Series B Preferred Units will be entitled to receive a certificate evidencing such units unless otherwise required by law or the Securities Depositary gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depositary within 60 calendar days thereafter. Payments and communications made by us to holders of the Series B Preferred Units will be duly made by making payments to, and communicating with, the Securities Depositary. Accordingly, unless certificates are available to holders of the Series B Preferred Units, each purchaser of Series B Preferred Units must rely on (i) the procedures of the Securities Depositary and its participants to receive distributions, any redemption price, liquidation preference and notices, and to direct the exercise of any voting or nominating rights, with respect to such Series B Preferred Units and (ii) the records of the Securities Depositary and its participants to evidence its ownership of such Series B Preferred Units.

So long as the Securities Depositary (or its nominee) is the sole holder of the Series B Preferred Units, no beneficial holder of the Series B Preferred Units will be deemed to be a unitholder of us. The Depository Trust Company, the initial Securities Depositary, is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own The Depository Trust Company. The Securities Depositary maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Series B Preferred Units, whether as a holder of the Series B Preferred Units for its own account or as a nominee for another holder of the Series B Preferred Units.

DESCRIPTION OF OUR SERIES C PREFERRED UNITS

The following description of the Series C Preferred Units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the LLC Agreement, which is incorporated by reference into the registration statement of which this prospectus is a part, and sets forth the terms of the Series C Preferred Units. A copy of the LLC Agreement may be obtained as described under “Where You Can Find More Information.”

General

We may, without notice to or consent of the holders of the then-outstanding Series C Preferred Units, authorize and issue additional Series C Preferred Units and Junior Securities and, subject to the limitations described under “— Voting Rights,” Senior Securities and Parity Securities.

The holders of our common units are entitled to receive, to the extent permitted by law, such distributions as may from time to time be declared by our board of directors. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, the holders of our common units are entitled to receive distributions of our assets, after we have satisfied or made provision for our debts and other obligations.

The Series C Preferred Units will entitle the holders thereof to receive cumulative cash distributions when, as and if declared by our board of directors out of legally available funds for such purpose. When issued and paid for in the manner described in this prospectus, the Series C Preferred Units will be fully paid and nonassessable. Subject to the matters described under “— Liquidation Rights,” each Series C Preferred Unit will generally have a fixed liquidation preference of $25.00 per unit plus an amount equal to accumulated and unpaid distributions thereon to the date fixed for payment, whether or not declared.

The Series C Preferred Units will represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series C Preferred Units will rank junior to all of our current and future indebtedness (including indebtedness outstanding under our reserve-based credit facility and our 7.875% Senior Notes due 2020) and other liabilities with respect to assets available to satisfy claims against us. The rights of the Series C Preferred unitholders to receive the liquidation preference will be subject to the proportional rights of holders of Parity Securities (including Series A Preferred Units and Series B Preferred Units).

All of the Series C Preferred Units will be represented by a single certificate issued to the Securities Depositary and registered in the name of its nominee and, so long as a Securities Depositary has been appointed and is serving, no person acquiring Series C Preferred Units will be entitled to receive a certificate representing such units unless applicable law otherwise requires or the Securities Depositary resigns or is no longer eligible to act as such and a successor is not appointed. Please read “— Book-Entry System.”

Except as described below in “— Change of Control,” the Series C Preferred Units will not be convertible into common units or any other securities and will not have exchange rights or be entitled or subject to any preemptive or similar rights. The Series C Preferred Units will not be subject to mandatory redemption or to any sinking fund requirements. The Series C Preferred Units will be subject to redemption, in whole or in part, at our option commencing on October 15, 2024. Please read “— Redemption.”

We have appointed AST as the Paying Agent and the Registrar and Transfer Agent for the Series C Preferred Units. The address of the Paying Agent is 6201 15th Avenue, Brooklyn, New York 11219.

Ranking

The Series C Preferred Units will, with respect to anticipated monthly distributions, rank:

•	senior to the Junior Securities (including our common units and Class B Units);
•	pari passu with the Parity Securities (including Series A Preferred Units and Series B Preferred Units); and
•	junior to the Senior Securities.

Under the LLC Agreement, we may issue Junior Securities from time to time in one or more series without the consent of the holders of the Series C Preferred Units. Our board of directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any units of that series. Our board of directors will also determine the number of units constituting each series of securities. Our ability to issue additional Parity Securities (including Series A Preferred Units and Series B Preferred Units) in certain circumstances or Senior Securities is limited as described under “— Voting Rights.”

Change of Control

Upon the occurrence of a Series C Change of Control (as defined below), we may, at our option, redeem the Series C Preferred Units in whole or in part within 120 days after the first date on which such Series C Change of Control occurred, by paying $25.00 per Series C Preferred Unit, plus all accrued and unpaid distributions to the redemption date. If, prior to the Series C Change of Control Conversion Date (as defined below), we exercise any of our redemption rights as described below under “— Redemption” relating to the Series C Preferred Units, holders of the Series C Preferred Units will not have the conversion right described below. Provided, however, that any cash payment upon a Series C Change of Control shall not be made unless (i) we have completed our change of control offer for our outstanding 7.875% Senior Notes due 2020 and (ii) such payment would be permitted under the restricted payments covenant contained in the indenture governing our 7.875% Senior Notes due 2020. Additionally, any cash payment to Series C Preferred Unit holders will be subject to the limitations contained in the indentures governing any future issuances of senior notes.

“Series C Change of Control” means the occurrence of either of the following after the original issue date of the Series C Preferred Units:

•	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Vanguard and its subsidiaries taken as a whole to any person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)); or
•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock, measured by voting power rather than number of our common units, Class B Units, Preferred Units or the like.

Upon the occurrence of a Series C Change of Control, each holder of Series C Preferred Units will have the right (unless, prior to the Series C Change of Control Conversion Date, we provide notice of our election to redeem the Series C Preferred Units as described above) to convert some or all of the Series C Preferred Units held by such holder on the Series C Change of Control Conversion Date into a number of our common units per Series C Preferred Unit to be converted equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid distributions to the Series C Change of Control Conversion Date (unless the Series C Change of Control Conversion Date is after a record date for a Series C Preferred Unit distribution payment and prior to the corresponding Series C Preferred Unit distribution payment date, in which case no additional amount for such accrued and unpaid distribution will be included in this sum) by (ii) the Series C Common Unit Price (as defined below), and
•	1.70590,

subject, in each case, to certain adjustments and to provisions for (i) the receipt of alternative consideration and (ii) splits, combinations and distributions in the form of equity issuances, each as described in greater detail in the LLC Agreement.

If we provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Series C Change of Control or our optional redemption right as described below under “— Redemption,” holders of Series C Preferred Units will not have any right to convert the Series C Preferred Units that we have elected to redeem in connection with the Series C Change of Control Conversion

Right (as defined below) and any Series C Preferred Units subsequently selected for redemption that have been tendered for conversion will be redeemed on the related redemption date instead of converted on the Series C Change of Control Conversion Date.

“Series C Change of Control Conversion Right” means the right of a holder of Series C Preferred Units to convert some or all of the Series C Preferred Units held by such holder on the Series C Change of Control Conversion Date into a number of our common units per Series C Preferred Unit pursuant to the conversion provisions in the LLC Agreement.

“Series C Change of Control Conversion Date” means the date fixed by our board of directors, in its sole discretion, as the date the Series C Preferred Units are to be converted, which will be a Business Day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to holders of the Series C Preferred Units.

“Series C Common Unit Price” means (i) the amount of cash consideration per common unit, if the consideration to be received in the Series C Change of Control by the holders of our common units is solely cash; and (ii) the average of the closing prices for our common units on the NASDAQ for the ten consecutive trading days immediately preceding, but not including, the Series C Change of Control Conversion Date, if the consideration to be received in the Series C Change of Control by the holders of our common units is other than solely cash.

Liquidation Rights

We will liquidate in accordance with capital accounts. The holders of outstanding Series C Preferred Units will be specially allocated items of our gross income and gain in a manner designed to achieve, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, a liquidation preference of $25.00 per unit in cash. In addition, holders of outstanding Series C Preferred Units will be entitled to receive an amount equal to accumulated and unpaid distributions thereon to the date fixed for payment of such amount (whether or not declared) prior to our making any liquidation distributions. If the amount of our gross income and gain available to be specially allocated to the Series C Preferred Units is less than the amount necessary to cause the capital account with respect to each Series C Preferred Unit to equal the liquidation preference of $25.00 per unit, then the amount that a holder of Series C Preferred Units would receive upon liquidation may be less than the Series C Liquidation Preference, even though there may be cash available for distribution to the holders of common units, Class B Units or any other Junior Securities with respect to their capital accounts. The rights of the Series C Preferred unitholders to receive the liquidation preference will be subject to the proportional rights of holders of Parity Securities (including Series A Preferred Units and Series B Preferred Units).

Voting Rights

The Series C Preferred Units will have no voting rights except as set forth below or as otherwise provided by Delaware law. In the event that eighteen monthly distributions, whether consecutive or not, payable on the Series C Preferred Units are in arrears, the holders of the Series C Preferred Units will have the right, voting as a class together with holders of any other Parity Securities (including Series A Preferred Units and Series B Preferred Units) upon which like voting rights have been conferred and are exercisable, to elect two members of our board of directors, and the size of our board of directors will be increased as needed to accommodate such change. Distributions payable on the Series C Preferred Units will be considered to be in arrears for any monthly period for which full cumulative distributions through the most recent distribution payment date have not been paid on all outstanding Series C Preferred Units. The right of such holders of Series C Preferred Units to elect members of our board of directors will continue until such time as all distributions accumulated and in arrears on the Series C Preferred Units have been paid in full, or funds for the payment thereof have been declared and set aside, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay eighteen monthly distributions as described above. Upon any termination of the right of the holders of the Series C Preferred Units and any other Parity Securities (including Series A Preferred Units and Series B Preferred Units) to vote as a class for such director, the term of office of such director then in office elected by such holders voting as a class will terminate immediately. Any directors elected by the holders of the Series C Preferred Units and any other

Parity Securities (including Series A Preferred Units and Series B Preferred Units) shall each be entitled to one vote per director on any matter before our board of directors.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series C Preferred Units, voting as a single class, we may not adopt any amendment to the LLC Agreement that has a material adverse effect on the existing terms of the Series C Preferred Units.

In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series C Preferred Units, voting as a class together with holders of any other Parity Securities (including Series A Preferred Units and Series B Preferred Units) upon which like voting rights have been conferred and are exercisable, we may not:

•	issue any Parity Securities (including any additional Series A Preferred Units and Series B Preferred Units) or Senior Securities if the cumulative distributions payable on outstanding Series C Preferred Units are in arrears; or
•	create or issue any other class or series of limited liability company interests or other equity securities expressly made senior to the Series C Preferred Units as to the payment of distributions.

On any matter described above in which the holders of the Series C Preferred Units are entitled to vote as a class, such holders will be entitled to one vote per unit. The Series C Preferred Units held by us or any of our subsidiaries or affiliates will not be entitled to vote.

Series C Preferred Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Distributions

General

Holders of Series C Preferred Units will be entitled to receive, when, as and if declared by our board of directors out of legally available funds for such purpose, cumulative cash monthly distributions.

Distribution Rate

Distributions on Series C Preferred Units issued in this offering will be cumulative, commencing on the Series C Distribution Payment Date immediately preceding the date such Series C Preferred Units were issued, and payable monthly on each Series C Distribution Payment Date, when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose. Distributions on the Series C Preferred Units will accrue at a rate of 7.75% per annum per $25.00 stated liquidation preference per Series C Preferred Unit.

Distribution Payment Dates

The “Series C Distribution Payment Dates” for the Series C Preferred Units will be on the 15th day of each month. Distributions will accumulate in each monthly distribution period from and including the preceding Series C Distribution Payment Date or the initial issue date, as the case may be, to but excluding the applicable Series C Distribution Payment Date for such monthly distribution period, and distributions will accrue on accumulated distributions at the applicable distribution rate. If any Series C Distribution Payment Date otherwise would fall on a day that is not a Business Day, declared distributions will be paid on the immediately succeeding Business Day without the accumulation of additional distributions. Distributions on the Series C Preferred Units will be payable based on a 360-day year consisting of twelve 30-day months.

Payment of Distributions

Not later than 10:00 a.m., New York City time, on each Series C Distribution Payment Date, we will pay those monthly distributions, if any, on the Series C Preferred Units that have been declared by our board of directors to the holders of such units as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent on the applicable record date. The record date with respect to each Series C Distribution Payment Date will be as of the opening of the applicable exchange on the first Business Day of the month during which the applicable Series C Distribution Payment Date occurs, except that in the case of payments of distributions in arrears, the record date with respect to a Series C Distribution Payment Date will be such date as may be designated by our board of directors in accordance with the LLC Agreement.

So long as the Series C Preferred Units are held of record by the nominee of the Securities Depositary, declared distributions will be paid to the Securities Depositary in same-day funds on each Series C Distribution Payment Date. The Securities Depositary will credit accounts of its participants in accordance with the Securities Depositary’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series C Preferred Units in accordance with the instructions of such beneficial owners.

No monthly distribution may be declared or paid or set apart for payment on any Junior Securities (other than a distribution payable solely in units of Junior Securities) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding Series C Preferred Units and any Parity Securities (including Series A Preferred Units and Series B Preferred Units) through the most recent respective distribution payment dates. Accumulated distributions in arrears for any past distribution period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Series C Distribution Payment Date, to holders of the Series C Preferred Units on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated distributions in arrears on all outstanding Series C Preferred Units and any Parity Securities (including Series A Preferred Units and Series B Preferred Units) have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated distributions in arrears will be made in order of their respective distribution payment dates, commencing with the earliest. If less than all distributions payable with respect to all Series C Preferred Units and any Parity Securities (including Series A Preferred Units and Series B Preferred Units) are paid, any partial payment will be made pro rata with respect to the Series C Preferred Units and any Parity Securities (including Series A Preferred Units and Series B Preferred Units) entitled to a distribution payment at such time in proportion to the aggregate amounts remaining due in respect of such units at such time. Holders of the Series C Preferred Units will not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid distributions as described under “— Distributions — Distribution Rate,” no interest or sum of money in lieu of interest will be payable in respect of any distribution payment which may be in arrears on the Series C Preferred Units.

Redemption

Optional Redemption

In the event of a Series C Change of Control (as set forth in “— Change of Control”) or any time on or after October 15, 2024, we may redeem, at our option, in whole or in part, the Series C Preferred Units at a redemption price in cash equal to $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of redemption, whether or not declared. Any such optional redemption shall be effected only out of funds legally available for such purpose. We may undertake multiple partial redemptions. Any such redemption is subject to compliance with the provisions of our reserve-based credit facility and the indenture governing our 7.875% Senior Notes due 2020.

Redemption Procedures

We will give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any units to be redeemed as such holders’ names appear on our unit transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (i) the redemption date, (ii) the number of Series C Preferred Units to be redeemed and, if less than all outstanding Series C Preferred Units are to be redeemed, the number (and the identification) of units to be redeemed from such holder, (iii) the redemption price, (iv) the place where the Series C Preferred Units are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor and (v) that distributions on the units to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the outstanding Series C Preferred Units are to be redeemed, the number of units to be redeemed will be determined by us, and such units will be redeemed by such method of selection as the Securities Depositary shall determine, pro rata or by lot, with adjustments to avoid redemption of fractional units. So long as all Series C Preferred Units are held of record by the nominee of the Securities Depositary, we will give notice, or cause notice to be given, to the Securities Depositary of the number of Series C Preferred Units to be redeemed, and the Securities Depositary will determine the number of Series C Preferred Units to be redeemed from the account of each of its participants holding such units in its participant account. Thereafter, each participant will select the number of units to be redeemed from each beneficial owner for whom it acts (including the participant, to the extent it holds Series C Preferred Units for its own account). A participant may determine to redeem Series C Preferred Units from some beneficial owners (including the participant itself) without redeeming Series C Preferred Units from the accounts of other beneficial owners.

So long as the Series C Preferred Units are held of record by the nominee of the Securities Depositary, the redemption price will be paid by the Paying Agent to the Securities Depositary on the redemption date. The Securities Depositary’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series C Preferred Units as to which notice has been given by 5:00 p.m., New York City time, no later than the Business Day immediately preceding the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such units is issued in the name of the Securities Depositary or its nominee) of the certificates therefor. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all distributions on such units will cease to accumulate and all rights of holders of such units as our unitholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid distributions through the date fixed for redemption, whether or not declared.

If only a portion of the Series C Preferred Units represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such units is registered in the name of the Securities Depositary or its nominee), the Paying Agent will issue to the holder of such units a new certificate (or adjust the applicable book-entry account) representing the number of Series C Preferred Units represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series C Preferred Units called for redemption until funds sufficient to pay the full redemption price of such units, including all accumulated and unpaid distributions to the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We and our affiliates may from time to time purchase Series C Preferred Units, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation, or any present plan or intention, to purchase any Series C Preferred Units. Any Series C Preferred Units that are redeemed or otherwise acquired by us will be cancelled.

Notwithstanding the foregoing, in the event that full cumulative distributions on the Series C Preferred Units and any Parity Securities (including Series A Preferred Units and Series B Preferred Units) have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Series C Preferred Units or Parity Securities (including Series A Preferred Units and Series B Preferred Units) except pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Preferred Units and any Parity Securities (including Series A Preferred Units and Series B Preferred Units). Common units, Class B Units and any other Junior Securities may not be redeemed, repurchased or otherwise acquired unless full cumulative distributions on the Series C Preferred Units and any

Parity Securities (including Series A Preferred Units and Series B Preferred Units) for all prior and the then-ending distribution periods have been paid or declared and set apart for payment.

No Sinking Fund

The Series C Preferred Units will not have the benefit of any sinking fund.

No Fiduciary Duty

We and our officers and directors will not owe any fiduciary duties to holders of the Series C Preferred Units other than a contractual duty of good faith and fair dealing pursuant to the LLC Agreement.

Book-Entry System

All Series C Preferred Units will be represented by a single certificate issued to the Securities Depositary and registered in the name of its nominee (initially, Cede & Co.). The Series C Preferred Units will continue to be represented by a single certificate registered in the name of the Securities Depositary or its nominee, and no holder of the Series C Preferred Units will be entitled to receive a certificate evidencing such units unless otherwise required by law or the Securities Depositary gives notice of its intention to resign or is no longer eligible to act as such and we have not selected a substitute Securities Depositary within 60 calendar days thereafter. Payments and communications made by us to holders of the Series C Preferred Units will be duly made by making payments to, and communicating with, the Securities Depositary. Accordingly, unless certificates are available to holders of the Series C Preferred Units, each purchaser of Series C Preferred Units must rely on (i) the procedures of the Securities Depositary and its participants to receive distributions, any redemption price, liquidation preference and notices, and to direct the exercise of any voting or nominating rights, with respect to such Series C Preferred Units and (ii) the records of the Securities Depositary and its participants to evidence its ownership of such Series C Preferred Units.

So long as the Securities Depositary (or its nominee) is the sole holder of the Series C Preferred Units, no beneficial holder of the Series C Preferred Units will be deemed to be a unitholder of us. The Depository Trust Company, the initial Securities Depositary, is a New York-chartered limited purpose trust company that performs services for its participants, some of whom (and/or their representatives) own The Depository Trust Company. The Securities Depositary maintains lists of its participants and will maintain the positions (i.e., ownership interests) held by its participants in the Series C Preferred Units, whether as a holder of the Series C Preferred Units for its own account or as a nominee for another holder of the Series C Preferred Units.

CASH DISTRIBUTION POLICY

Distributions of Available Cash

Our limited liability company agreement requires that, within 90 days after the end of each quarter, we distribute all of our available cash to our common and Class B unitholders of record. We pay distributions on our common units on a monthly basis to unitholders of record on the applicable record date. The total monthly distributions attributable to each quarter equal 100% of available cash with respect to such quarter.

Definition of Available Cash

Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter less the amount of cash reserves established by our board of directors to:

•	provide for the proper conduct of our business (including reserves for acquisitions of additional oil and natural gas properties, future capital expenditures, future debt service requirements and anticipated credit needs);
•	comply with applicable law, any of our debt instruments or other agreements; or
•	provide funds for distribution to our unitholders for any one or more of the next four quarters;

plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter for which the determination is being made. Working capital borrowings are generally borrowings that will be made under our reserve-based credit facility and in all cases are used solely for working capital purposes or to pay distributions to unitholders.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with our limited liability company agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

Adjustments to Capital Accounts

We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders in the same manner as we allocate gain or loss upon liquidation.

DESCRIPTION OF OUR LIMITED LIABILITY COMPANY AGREEMENT

The following is a summary of the material provisions of our limited liability company agreement. We will provide prospective investors with a copy of the form of this agreement upon request at no charge.

We summarize the following provisions of our limited liability company agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Cash Distribution Policy.”
•	with regard to the transfer of units, please read “Description of our Common Units — Transfer of Common Units.”
•	with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Consequences.”

Organization

Our company was formed in October 2006 and will remain in existence until dissolved in accordance with our limited liability company agreement.

Purpose

Under our limited liability company agreement, we are permitted to engage, directly or indirectly, in any activity that our board of directors approves and that a limited liability company organized under Delaware law lawfully may conduct; provided, that our board of directors shall not cause us to engage, directly or indirectly, in any business activities that it determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our board of directors has the ability to cause us and our operating subsidiaries to engage in activities other than the exploitation, development and production of oil and natural gas reserves, our board of directors has no current plans to do so. Our board of directors is authorized in general to perform all acts it deems to be necessary or appropriate to carry out our purposes and to conduct our business.

Fiduciary Duties

Our limited liability company agreement provides that our business and affairs shall be managed under the direction of our board of directors, which shall have the power to appoint our officers. Our limited liability company agreement further provides that the authority and function of our board of directors and officers shall be identical to the authority and functions of a board of directors and officers of a corporation organized under the Delaware General Corporation Law, or DGCL. Finally, our limited liability company agreement provides that except as specifically provided therein, the fiduciary duties and obligations owed by our officers and directors to us and to our members shall be the same as the respective duties and obligations owed by officers and directors of a corporation organized under the DGCL to their corporation and stockholders, respectively. Our limited liability company agreement permits affiliates of our directors to invest or engage in other businesses or activities that compete with us. In addition, our limited liability company agreement establishes a conflicts committee of our board of directors, consisting solely of independent directors, which will upon referral from our board of directors be authorized to review transactions involving potential conflicts of interest. If the conflicts committee approves such a transaction, or if a transaction is on terms generally available from third parties or an action is taken that is fair and reasonable to the company, you will not be able to assert that such approval constituted a breach of fiduciary duties owed to you by our directors and officers.

Agreement to be Bound by Limited Liability Company Agreement; Power of Attorney

By purchasing a common unit in us, you will be admitted as a unitholder of our company and will be deemed to have agreed to be bound by the terms of our limited liability company agreement. Pursuant to our limited liability company agreement, each unitholder and each person who acquires a unit from a unitholder grants to our board of directors (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our board of directors the authority to make certain amendments to, and to make consents and waivers under and in accordance with, our limited liability company agreement.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “— Limited Liability.”

Limited Liability

Unlawful Distributions.  The Delaware Limited Liability Company Act, or the Delaware Act, provides that a unitholder who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the company for the amount of the distribution for three years. Under the Delaware Act, a limited liability company may not make a distribution to a unitholder if, after the distribution, all liabilities of the company, other than liabilities to unitholders on account of their membership interests and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. For the purpose of determining the fair value of the assets of a company, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware Act, an assignee who becomes a substituted unitholder of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time he became a unitholder and that could not be ascertained from the limited liability company agreement.

Failure to Comply with the Limited Liability Provisions of Jurisdictions in Which We Do Business.  Our subsidiaries conduct business only in the states of Arkansas, Kentucky, Mississippi, Montana, New Mexico, North Dakota, Oklahoma, Tennessee, Texas and Wyoming. In the future, we may decide to conduct business in other states, and maintenance of limited liability for us, as a member of our operating subsidiaries, may require compliance with legal requirements in the jurisdictions in which the operating subsidiaries conduct business, including qualifying our subsidiaries to do business there. Limitations on the liability of unitholders for the obligations of a limited liability company have not been clearly established in many jurisdictions. We will operate in a manner that our board of directors considers reasonable and necessary or appropriate to preserve the limited liability of our unitholders.

Voting Rights

The following matters require the unitholder vote specified below:

Election of members of the board of directors	We currently have five directors. Our limited liability company agreement provides that we shall maintain a board of not less than three members. Holders of our units, voting together as a single class, elect our directors. Please read “— Election of Members of Our Board of Directors.”
Issuance of additional units	No approval right.
Amendment of the limited liability company agreement
Certain amendments may be made by our board of directors without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “— Amendment of Our Limited Liability Company Agreement.”
Merger of our company or the sale of all or substantially all of our assets	Unit majority. Please read “— Merger, Sale or Other Disposition of Assets.”
Dissolution of our company	Unit majority. Please read “— Termination and Dissolution.”

Matters requiring the approval of a “unit majority” require the approval of a majority of the outstanding units.

Issuance of Additional Securities

Our limited liability company agreement authorizes us to issue an unlimited number of additional securities and authorizes us to buy securities for the consideration and on the terms and conditions determined by our board of directors without the approval of our unitholders.

It is possible that we will fund acquisitions through the issuance of additional units or other equity securities. Holders of any additional units we issue will be entitled to share equally with the then-existing holders of units in our distributions of available cash. In addition, the issuance of additional units or other equity securities may dilute the value of the interests of the then-existing holders of units in our net assets.

In accordance with Delaware law and the provisions of our limited liability company agreement, we may also issue additional securities that, as determined by our board of directors, may have special voting or other rights to which the units are not entitled.

The holders of units will not have preemptive or preferential rights to acquire additional units or other securities.

Election of Members of Our Board of Directors

At our annual meeting of unitholders, members of our board of directors were elected by our unitholders and will be subject to re-election on an annual basis at our next annual meeting of unitholders.

Removal of Members of Our Board of Directors

Any director may be removed, with or without cause, by the holders of a majority of the outstanding units then entitled to vote at an election of directors.

Amendment of Our Limited Liability Company Agreement

General.  Amendments to our limited liability company agreement may be proposed only by or with the consent of our board of directors. To adopt a proposed amendment, other than the amendments discussed below, our board of directors is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of our unitholders to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments.  No amendment may be made that would:

•	enlarge the obligations of any unitholder without its consent, unless approved by at least a majority of the type or class of member interests so affected;
•	provide that we are not dissolved upon an election to dissolve our company by our board of directors that is approved by a unit majority;
•	change the term of existence of our company; or
•	give any person the right to dissolve our company other than our board of directors’ right to dissolve our company with the approval of a unit majority.

The provision of our limited liability company agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 75% of the outstanding units, voting together as a single class.

No Unitholder Approval.  Our board of directors may generally make amendments to our limited liability company agreement without the approval of any unitholder or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;
•	the admission, substitution, withdrawal or removal of members in accordance with our limited liability company agreement;

•	a change that our board of directors determines to be necessary or appropriate for us to qualify or continue our qualification as a company in which our members have limited liability under the laws of any state or to ensure that neither we, our operating subsidiaries nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;
•	an amendment that is necessary, in the opinion of our counsel, to prevent us, members of our board, or our officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;
•	an amendment that our board of directors determines to be necessary or appropriate for the authorization of additional securities or rights to acquire securities;
•	any amendment expressly permitted in our limited liability company agreement to be made by our board of directors acting alone;
•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our limited liability company agreement;
•	any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our limited liability company agreement;
•	a change in our fiscal year or taxable year and related changes;
•	a merger, conversion or conveyance effected in accordance with the limited liability company agreement; and
•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our board of directors may make amendments to our limited liability company agreement without the approval of any unitholder or assignee if our board of directors determines that those amendments:

•	do not adversely affect the unitholders (including any particular class of unitholders as compared to other classes of unitholders) in any material respect;
•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;
•	are necessary or appropriate to facilitate the trading of units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the units are or will be listed for trading, compliance with any of which our board of directors deems to be in the best interests of us and our unitholders;
•	are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of units under the provisions of our limited liability company agreement; or
•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our limited liability company agreement or are otherwise contemplated by our limited liability company agreement.

Opinion of Counsel and Unitholder Approval.  Our board of directors will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to our unitholders or result in our being treated as an entity for federal income tax purposes if one of the amendments described above under “— Amendment of Our Limited Liability Company Agreement — No Unitholder Approval” should occur. No other amendments to our limited liability company agreement will become effective without the approval of holders of at least 90% of the units unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any unitholder of our company.

Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of unitholders whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

Our board of directors is generally prohibited, without the prior approval of the holders of a unit majority from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries, provided that our board of directors may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our board of directors may also sell all or substantially all of our assets under a foreclosure or other realization upon the encumbrances above without that approval.

If the conditions specified in the limited liability company agreement are satisfied, our board of directors may merge our company or any of its subsidiaries into, or convey all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters’ rights of appraisal under the limited liability company agreement or applicable Delaware law in the event of a merger or consolidation, a sale of all or substantially all of our assets or any other transaction or event.

Termination and Dissolution

We will continue as a company until terminated under our limited liability company agreement. We will dissolve upon: (1) the election of our board of directors to dissolve us, if approved by the holders of a unit majority; (2) the sale, exchange or other disposition of all or substantially all of the assets and properties of our company and our subsidiaries; or (3) the entry of a decree of judicial dissolution of our company.

Liquidation and Distribution of Proceeds

Upon our dissolution, the liquidator authorized to wind up our affairs will, acting with all of the powers of our board of directors that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in “Cash Distribution Policy — Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to unitholders in kind if it determines that a sale would be impractical or would cause undue loss to our unitholders.

Anti-Takeover Provisions

Our limited liability company agreement contains specific provisions that are intended to discourage a person or group from attempting to take control of our company without the approval of our board of directors. Specifically, our limited liability company agreement provides that we will elect to have Section 203 of the DGCL apply to transactions in which an interested common unitholder (as described below) seeks to enter into a merger or business combination with us. Under this provision, such a holder will not be permitted to enter into a merger or business combination with us unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the common unitholder’s becoming an interested common unitholder;
•	upon consummation of the transaction that resulted in the common unitholder becoming an interested common unitholder, the interested common unitholder owned at least 85% of our outstanding common units at the time the transaction commenced, excluding for purposes of determining the number of common units outstanding those common units owned:
•	by persons who are directors and also officers; and
•	by employee common unit plans in which employee participants do not have the right to determine confidentially whether common units held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time the business combination is approved by our board of directors and authorized at an annual or special meeting of our common unitholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting common units that are not owned by the interested common unitholder.

Section 203 defines “business combinations” to include:

•	any merger or consolidation involving the company and the interested common unitholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the company involving the interested common unitholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the company of any common units of the company to the interested common unitholder;
•	any transaction involving the company that has the effect of increasing the proportionate share of the units of any class or series of the company beneficially owned by the interested common unitholder; or
•	the receipt by the interested common unitholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the company.

In general, by reference to Section 203, an “interested common unitholder” is any person or entity that beneficially owns (or within three years did own) 15% or more of the outstanding common units of the company and any entity or person affiliated with or controlling or controlled by such entity or person.

The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for common units held by common unitholders.

Our limited liability agreement also restricts the voting rights of common unitholders by providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than persons who acquire such units with the prior approval of the board of directors, cannot vote on any matter.

Limited Call Right

If at any time any person owns more than 90% of the then-issued and outstanding membership interests of any class, such person will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining membership interests of the class held by unaffiliated persons as of a record date to be selected by our management, on at least 10 but not more than 60 days’ notice. The unitholders are not entitled to dissenters’ rights of appraisal under the limited liability company agreement or applicable Delaware law if this limited call right is exercised. The purchase price in the event of this purchase is the greater of:

•	the highest cash price paid by such person for any membership interests of the class purchased within the 90 days preceding the date on which such person first mails notice of its election to purchase those membership interests; or
•	the closing market price as of the date three days before the date the notice is mailed.

As a result of this limited call right, a holder of membership interests in our company may have his membership interests purchased at an undesirable time or price. Please read “Risk Factors — Risks Related to Our Structure” in our most recent annual report on Form 10-K. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his units in the market. Please read “Material U.S. Federal Income Tax Consequences — Disposition of Common Units.”

Meetings; Voting

All notices of meetings of unitholders shall be sent or otherwise given in accordance with Section 11.4 of our limited liability company agreement not less than 10 nor more than 60 days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and (i) in the case of a special meeting, the general nature of the business to be transacted (no business other than that specified in the notice may be transacted) or (ii) in the case of the annual meeting, those matters which the board of directors, at the time of giving the notice, intends to present for action by the unitholders (but any proper matter may be presented at the meeting for such action). The notice of any meeting at which directors are to be elected shall include the name of any nominee or nominees who, at the time of the notice, the board of directors intends to present for election. Any previously scheduled meeting of the unitholders may be postponed, and any special meeting of the unitholders may be cancelled, by resolution of the board of directors upon public notice given prior to the date previously scheduled for such meeting of unitholders.

Units that are owned by an assignee who is a record holder, but who has not yet been admitted as a unitholder, shall be voted at the written direction of the record holder by a proxy designated by our board of directors. Absent direction of this kind, the units will not be voted, except that units held by us on behalf of non-citizen assignees shall be voted in the same ratios as the votes of unitholders on other units are cast.

Any action required or permitted to be taken by our unitholders must be effected at a duly called annual or special meeting of unitholders and may not be effected by any consent in writing by such unitholders.

Meetings of the unitholders may only be called by a majority of our board of directors. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum shall be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional units having special voting rights could be issued. Please read “— Issuance of Additional Securities.” Units held in nominee or street name accounts will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of units under our limited liability company agreement will be delivered to the record holder by us or by the transfer agent.

Non-Citizen Assignees; Redemption

If we or any of our subsidiaries are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our board of directors, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any unitholder or assignee, we may redeem, upon 30 days’ advance notice, the units held by the unitholder or assignee at their current market price. To avoid any cancellation or forfeiture, our board of directors may require each unitholder or assignee to furnish information about his nationality, citizenship or related status. If a unitholder or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our board of directors determines after receipt of the information that the unitholder or assignee is not an eligible citizen, the unitholder or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee who is not a substituted unitholder, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

Under our limited liability company agreement and subject to specified limitations, we will indemnify to the fullest extent permitted by law, from and against all losses, claims, damages or similar events any director or officer, or while serving as a director or officer, any person who is or was serving as a tax matters member or as a director, officer, tax matters member, employee, partner, manager, fiduciary or trustee of any or our affiliates. Additionally, we shall indemnify to the fullest extent permitted by law, from and against all losses, claims, damages or similar events any person is or was an employee (other than an officer) or agent of our company.

Any indemnification under our limited liability company agreement will only be out of our assets. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our limited liability company agreement.

Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books are maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of unitholders can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right To Inspect Our Books and Records

Our limited liability company agreement provides that a unitholder can, for a purpose reasonably related to his interest as a unitholder, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each unitholder;
•	a copy of our tax returns;
•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each unitholder and the date on which each became a unitholder;
•	copies of our limited liability company agreement, the certificate of formation of the company, related amendments and powers of attorney under which they have been executed;
•	information regarding the status of our business and financial condition; and
•	any other information regarding our affairs as is just and reasonable.

Our board of directors may, and intends to, keep confidential from our unitholders information that it believes to be in the nature of trade secrets or other information, the disclosure of which our board of directors believes in good faith is not in our best interests, information that could damage our company or our business, or information that we are required by law or by agreements with a third-party to keep confidential.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective unitholder to vary substantially from those described below, possibly on a retroactive basis. Unless the context otherwise requires, references in this section to “we” or “us” are references to Vanguard Natural Resources, LLC and its subsidiaries.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships (including entities treated as partnerships for federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each unitholder to consult the unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of units and potential changes in applicable tax laws.

We will rely on the opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the Internal Revenue Service (the “IRS”) or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for units and the prices at which our units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “— Tax Consequences of Unit Ownership — Treatment of Securities Loans”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election” and “— Uniformity of Units”).

Taxation of the Company

Partnership Status.  We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for entity-level federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder.

Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, transportation and marketing of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 3% of its current gross income is not qualifying income; however, this estimate could change from time to time. The portion of our income that is qualifying income may change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the operating subsidiaries for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. on such matters. Based upon factual representations made by us, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for federal income tax purposes. The representations upon which Vinson & Elkins L.L.P. has relied in rendering its opinion include, without limitation:

(a)	Except for VNR Holdings, LLC, neither we nor any of our partnership or limited liability company subsidiaries have elected to be treated as a corporation for federal income tax purposes;
(b)	For each taxable year since the year of our initial public offering, more than 90% of our gross income has been income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code; and
(c)	Each hedging transaction that we treat as resulting in qualifying income has been appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been associated with crude oil, natural gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined generate qualifying income.

We believe that these representations are true and will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative or legislative action or judicial interpretation at any time. For example, President Obama’s budget proposal for fiscal year 2016 recommends that certain publicly traded partnerships earning income from activities related to fossil fuels be taxed as corporations beginning in 2021. From time to time, members of the U.S. Congress propose and consider such substantive changes to the existing federal income tax laws that affect publicly traded partnerships. If successful, President Obama’s proposal or other similar proposals could eliminate the Qualifying Income Exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders. Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s tax basis in its units, and thereafter (iii) taxable capital gain.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.

Unitholder Status.  Unitholders who have become members of us will be treated as partners of us for federal income tax purposes. Also:

(a)	assignees who have executed and delivered transfer applications, and are awaiting admission as members, and
(b)	unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of us for federal income tax purposes.

As there is no direct or indirect controlling authority addressing the federal tax treatment of assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Vinson & Elkins L.L.P. does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose its status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Securities Loans.”

Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in us for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income.  Subject to the discussion below under “— Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our unitholders, we will not pay any federal income tax. Rather, each unitholder will be required to report on its federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Basis of Units.  A unitholder’s tax basis in its units initially will be the amount paid for those units increased by the unitholder’s initial allocable share of our liabilities. That basis generally will be (i) increased by the unitholder’s share of our income and any increases in such unitholder’s share of our liabilities and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder’s share of our losses and any decreases in the unitholder’s share of our liabilities. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Treatment of Distributions.  Distributions made by us to a unitholder generally will not be taxable to the unitholder, unless such distributions exceed the unitholder’s tax basis in its units, in which case the unitholder will recognize gain taxable in the manner described below under “— Disposition of Common Units.”

Any reduction in a unitholder’s share of our “liabilities” will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional units may decrease the unitholder’s share of our liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities (liabilities for which no partner bears the economic risk of loss) generally will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder’s share of our profits. Please read “Disposition of Common Units.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our liabilities described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses.  A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder’s tax basis in its units and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used and will not be available to offset a unitholder’s salary or active business income.

In addition to the basis and at risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a unitholder’s share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive loss rules generally are applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions.  The deductibility of a non-corporate taxpayer’s “investment interest expense” generally is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;
•	our interest expense allocable against portfolio income; and
•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Net investment income generally does not include qualified dividend income or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes.  If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder, we are authorized to treat the payment as a distribution of cash to the relevant unitholder. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction.  In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our common unitholders in accordance with their percentage interests in us. If we have a net loss, our items of income, gain, loss and deduction will be allocated among our common unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a “Book-Tax Disparity”). As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of the partner’s interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the partner’s relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “— Section 754 Election” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations of income, gain, loss or deduction under our limited liability company agreement will be given effect for federal income tax purposes.

Treatment of Securities Loans.  A unitholder whose units are loaned (for example, a loan to “short seller” to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Tax Rates.  Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax (“NIIT”) applies to certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments and (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income and (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election.  We have made the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our units under Section 743(b) of the Code. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us.

Under our limited liability company agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a Section 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing units from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read “— Uniformity of Units.”

The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder’s tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Common Units — Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year.  We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Depletion Deductions.  Subject to the limitations on deductibility of losses discussed above (please read “— Limitations on Deductibility of Losses”), unitholders will be entitled to deductions for the greater of either cost depletion or (if otherwise allowable) percentage depletion with respect to our oil and gas interests. Although the Code requires each unitholder to compute its own depletion allowance and maintain records of its share of the adjusted tax basis of the underlying property for depletion and other purposes, we intend to furnish each of our unitholders with information relating to this computation for federal income tax purposes. Each unitholder, however, remains responsible for calculating its own depletion allowance and maintaining records of its share of the adjusted tax basis of the underlying property for depletion and other purposes.

Percentage depletion is generally available with respect to unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, gas, or derivative products or the operation of a major refinery. Percentage depletion is calculated as an amount generally equal to 15% (and, in the case of marginal production, potentially a higher percentage) of the unitholder’s gross income from the depletable property for the taxable year. The percentage depletion deduction with respect to any property is limited to 100% of the taxable income of the unitholder from the property for each taxable year, computed without the depletion allowance. A unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the unitholder’s average daily production of domestic crude oil, or the gas equivalent, does not exceed 1,000 barrels. This depletable amount may be allocated between oil and gas production, with 6,000 cubic feet of domestic gas production regarded as equivalent to one barrel of crude oil. The 1,000-barrel limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.

In addition to the foregoing limitations, the percentage depletion deduction otherwise available is limited to 65% of a unitholder’s total taxable income from all sources for the year, computed without the depletion allowance, net operating loss carrybacks, or capital loss carrybacks. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the unitholder’s total taxable income for that year. The carryover period resulting from the 65% net income limitation is unlimited.

Unitholders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion deductions are calculated by (i) dividing the unitholder’s share of the adjusted tax basis in the underlying mineral property by the number of mineral units (barrels of oil and thousand cubic feet, or Mcf, of gas) remaining as of the beginning of the taxable year and (ii) multiplying the result by the number of mineral units sold within the taxable year. The total amount of deductions based on cost depletion cannot exceed the unitholder’s share of the total adjusted tax basis in the property.

All or a portion of any gain recognized by a unitholder as a result of either the disposition by us of some or all of our oil and gas interests or the disposition by the unitholder of some or all of its units may be taxed as ordinary income to the extent of recapture of depletion deductions, except for percentage depletion deductions in excess of the tax basis of the property. The amount of the recapture is generally limited to the amount of gain recognized on the disposition.

The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the availability and calculation of depletion deductions by the unitholders. Further, because depletion is required to be computed separately by each common unitholder and not by us, no assurance can be given, and counsel is unable to express any opinion, with respect to the availability or extent of percentage depletion deductions to the unitholders for any taxable year. We encourage each prospective unitholder to consult its tax advisor to determine whether percentage depletion would be available to the unitholder.

Deductions for Intangible Drilling and Development Costs.  We elect to currently deduct intangible drilling and development costs (“IDCs”). IDCs generally include our expenses for wages, fuel, repairs, hauling, supplies and other items that are incidental to, and necessary for, the drilling and preparation of wells for the production of oil, gas, or geothermal energy. The option to currently deduct IDCs applies only to those items that do not have a salvage value.

Although we will elect to currently deduct IDCs, each unitholder will have the option of either currently deducting IDCs or capitalizing all or part of the IDCs and amortizing them on a straight-line basis over a 60-month period, beginning with the taxable month in which the expenditure is made. If a unitholder makes the election to amortize the IDCs over a 60-month period, no IDC preference amount in respect of those IDCs will result for alternative minimum tax purposes.

Integrated oil companies must capitalize 30% of all their IDCs (other than IDCs paid or incurred with respect to oil and gas wells located outside of the United States) and amortize these IDCs over 60 months beginning in the month in which those costs are paid or incurred. If the taxpayer ceases to be an integrated oil company, it must continue to amortize those costs as long as it continues to own the property to which the IDCs relate. An “integrated oil company” is a taxpayer that has economic interests in oil or gas properties and also carries on substantial retailing or refining operations. An oil or gas producer is deemed to be a substantial retailer or refiner if it is subject to the rules disqualifying retailers and refiners from taking percentage depletion. In order to qualify as an “independent producer” that is not subject to these IDC deduction limits, a unitholder, either directly or indirectly through certain related parties, may not be involved in the refining of more than 75,000 barrels of oil (or the equivalent amount of gas) on average for any day during the taxable year or in the retail marketing of oil and gas products exceeding $5 million per year in the aggregate.

IDCs previously deducted that are allocable to property (directly or through ownership of an interest in a partnership) and that would have been included in the adjusted tax basis of the property had the IDC deduction not been taken are recaptured to the extent of any gain realized upon the disposition of the property or upon the disposition by a unitholder of interests in us. Recapture is generally determined at the unitholder level. Where only a portion of the recapture property is sold, any IDCs related to the entire property are recaptured to the extent of the gain realized on the portion of the property sold. In the case of a disposition of an undivided interest in a property, a proportionate amount of the IDCs with respect to the property is treated as allocable to the transferred undivided interest to the extent of any gain recognized. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Deduction for U.S. Production Activities.  Subject to the limitations on the deductibility of losses discussed above and the limitation discussed below, unitholders will be entitled to a deduction, herein referred to as the Section 199 deduction, equal to 9% of our qualified production activities income that is allocated to such unitholder, but not to exceed 50% of such unitholder’s IRS Form W-2 wages for the taxable year allocable to domestic production gross receipts.

Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown or extracted in whole or in significant part by the taxpayer in the United States.

For a partnership, the Section 199 deduction is determined at the partner level. To determine its Section 199 deduction, each unitholder will aggregate its share of the qualified production activities income allocated to it from us with the unitholder’s qualified production activities income from other sources. Each unitholder must take into account its distributive share of the expenses allocated to it from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are taken into account only if and to the extent the unitholder’s share of losses and deductions from all of our activities is not disallowed by the tax basis rules, the at-risk rules or the passive activity loss rules. Please read “— Tax Consequences of Unit Ownership — Limitations on Deductibility of Losses.”

The amount of a unitholder’s Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by the unitholder during the calendar year that are deducted in arriving at qualified production activities income. Each unitholder is treated as having been allocated IRS Form W-2 wages from us equal to the unitholder’s allocable share of our wages that are deducted in arriving at our qualified production activities income for that taxable year. It is not anticipated that we or our subsidiaries will pay material wages that will be allocated to our unitholders, and thus a unitholder’s ability to claim the Section 199 deduction may be limited.

This discussion of the Section 199 deduction does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the calculation of domestic production gross receipts, qualified production activities income, or IRS Form W-2 wages, or how such items are allocated by us to our unitholders. Further, because the Section 199 deduction is required to be computed separately by each unitholder, no assurance can be given, and counsel is unable to express any opinion, as to the availability or extent of the Section 199 deduction to the unitholders. Each unitholder is encouraged to consult its tax advisor to determine whether the Section 199 deduction would be available to such unitholder.

Lease Acquisition Costs.  The cost of acquiring oil and gas leases or similar property interests is a capital expenditure that must be recovered through depletion deductions if the lease is productive. If a lease is proved worthless and abandoned, the cost of acquisition less any depletion claimed may be deducted as an ordinary loss in the year the lease becomes worthless. Please read “— Tax Treatment of Operations —  Depletion Deductions.”

Geophysical Costs.  The cost of geophysical exploration incurred in connection with the exploration and development of oil and gas properties in the United States are deducted ratably over a 24-month period beginning on the date that such expense is paid or incurred.

Operating and Administrative Costs.   Amounts paid for operating a producing well are deductible as ordinary business expenses, as are administrative costs to the extent they constitute ordinary and necessary business expenses that are reasonable in amount.

Tax Basis, Depreciation and Amortization.  The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of those assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

The costs we incur in offering and selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. Although there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Valuation and Tax Basis of Our Properties.  The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss.  A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder’s amount realized and tax basis in the units sold. A unitholder’s amount realized generally will equal the sum of the cash and the fair market value of other property it receives plus its share of our liabilities with respect to the units sold. Because the amount realized includes a unitholder’s share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture and our “inventory items,” regardless of whether such inventory item is substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

For purposes of calculating gain or loss on the sale of units, the unitholder’s adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its units for the year of the sale. Furthermore, as described above the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed in the paragraph above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of the units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•	a short sale;
•	an offsetting notional principal contract; or
•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees.  In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets or, any other extraordinary item of income, gain, loss or deduction, will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the final Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements.  A unitholder who sells or purchases any of its units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination.  We will be considered to have “constructively” terminated as a partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being included in such unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year, thereby increasing our administration and tax preparation costs. However, pursuant to an IRS relief procedure the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.

Uniformity of Units

Because we cannot match transferors and transferees of units and other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”

Our limited liability company agreement permits the Board to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions.

A unitholder’s basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Common Units — Recognition of Gain or Loss” above and “— Tax Consequences of Unit Ownership — Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans and other tax-exempt organizations as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or Non-U.S. Unitholders should consult their tax advisors before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

Non-U.S. Unitholders are taxed by the United States on income effectively connected with a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty. Non-U.S. Unitholders will be considered to be engaged in business in the United States because of their ownership of our units. Furthermore, it is probable that they will be deemed to conduct such activities through permanent establishments in the U.S. within the meaning of applicable tax treaties. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to non-U.S. unitholders are subject to withholding at the highest applicable effective tax rate. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes.

In addition, because a Non-U.S. Unitholder classified as a corporation will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation’s “U.S. net equity” to the extent reflected in the corporation’s effectively connected earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A Non-U.S. Unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Under a ruling published by the IRS interpreting the scope of “effectively connected income,” gain recognized by a Non-U.S. Unitholder from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be “effectively connected” with a U.S. trade or business. Thus, part or all of a non-U.S. unitholder’s gain from the sale or other disposition of its units may be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a Non-U.S. Unitholder generally will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or indirectly constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business consisted of U.S. real property interests (which include U.S. real estate, including land, improvements, and associated personal property, and interests in certain entities holding U.S. real estate) at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. More than 50% of our assets may consist of U.S. real property interests. Therefore, Non-U.S. Unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures.  We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.

Publicly traded partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes, and our limited liability company agreement allows our board of directors to appoint one of our officers who is a unitholder to serve as our Tax Matters Partner.

The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting.  Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a)	the name, address and taxpayer identification number of the beneficial owner and the nominee;
(b)	a statement regarding whether the beneficial owner is
(1)	a non-U.S. person,
(2)	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or
(3)	a tax-exempt entity;
(c)	the amount and description of units held, acquired or transferred for the beneficial owner; and
(d)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties.  Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy-related penalties will be assessed against us.

State, Local and Other Tax Considerations

In addition to federal income taxes, you may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we conduct business or own property or in which you are a resident. We currently conduct business and own property in several states, most of which impose a personal income tax on individuals and an income tax on entities such as us. In addition, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

You may be required to file income tax returns and pay income taxes in some or all of the jurisdictions in which we do business or own property, though you may not be required to file a return and pay taxes in certain jurisdictions because your income from such jurisdictions falls below the filing and payment requirement. Further, you may be subject to penalties for a failure to comply with any filing or payment requirement applicable to you. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.

Tax Consequences of Ownership of Preferred Units

A description of the material federal income tax consequences of the acquisition, ownership and disposition of any series of Preferred Units will be set forth in the prospectus supplement relating to the offering of such Preferred Units.

Tax Consequences of Ownership of Debt Securities

A description of the material federal income tax consequences of the acquisition, ownership and disposition of any series of debt securities will be set forth in the prospectus supplement relating to the offering of such debt securities.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of its investment in Vanguard. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, alternative minimum tax consequences or non-U.S. tax consequences of an investment in Vanguard. Vanguard strongly recommends that each prospective unitholder consult, and depend upon, its own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all state and local, non-U.S., as well as U.S. federal tax returns that may be required of the unitholder.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, (3) through agents or (4) using a combination of any of these methods. The prospectus supplement will set forth the following information:

•	the terms of the offering;
•	the names of any underwriters or agents;
•	the name or names of any managing underwriter or underwriters;
•	the purchase price of the securities from us;
•	the net proceeds we will receive from the sale of the securities;
•	any delayed delivery arrangements;
•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;
•	the initial public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of the offered securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. The underwriters may change from time to time the public offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we may sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of these securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In addition, we may offer securities through at-the-market transactions. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from selected types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with firms, agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the firms, agents, dealers or underwriters may be required to make. Such firms, agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Unless otherwise included in the applicable prospectus supplement, each series of offered securities will be a new issue, and other than our common units and Series A, Series B and Series C Preferred Units, which are listed on the NASDAQ, will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for any of our offered securities will develop.

Because the Financial Industry Regulatory Authority, Inc. (“FINRA”) views our common units and our Preferred Units as interests in a direct participation program, any offering of common units of Preferred Units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA rules.

LEGAL MATTERS

The validity of certain of the securities offered in this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Vinson & Elkins L.L.P. will also render an opinion on the material federal income tax considerations regarding the securities. The validity of certain guarantees with respect to the debt securities offered by this prospectus will be passed upon for us by Wyatt, Tarrant & Combs, LLP. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated financial statements of Vanguard Natural Resources, LLC and its subsidiaries (“Vanguard”) as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 and management’s assessment of the effectiveness of Vanguard’s internal control over financial reporting as of December 31, 2013, the statement of revenues and direct operating expenses of the oil and gas properties Vanguard acquired from an unnamed seller for the year ended December 31, 2013, which appears in Vanguard’s Current Report on Form 8-K/A filed with the SEC on April 4, 2014, and the statement of revenues and direct operating expenses of the oil and gas properties Vanguard acquired from Bill Barrett Corporation for the year ended December 31, 2013, which appears in Vanguard’s Current Report on Form 8-K/A filed with the SEC on November 3, 2014 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The information incorporated herein by reference regarding estimated quantities of Vanguard’s proved reserves as of December 31, 2013 was prepared or derived from estimates prepared by our internal reservoir engineers, a substantial portion of which was audited by DeGolyer and MacNaughton, an independent reserve engineer. These estimates are incorporated herein by reference in reliance upon the authority of the firm as an expert in these matters.

Vanguard Natural Resources, LLC

Up to $400,000,000

Common Units

Representing Limited Liability Company Interests

Up to $50,000,000

7.875% Series A Cumulative Redeemable Perpetual Preferred Units

(Liquidation Preference $25.00 per unit)

Up to $100,000,000

7.625% Series B Cumulative Redeemable Perpetual Preferred Units

(Liquidation Preference $25.00 per unit)

Up to $75,000,000

7.75% Series C Cumulative Redeemable Perpetual Preferred Units

(Liquidation Preference $25.00 per unit)

March 12, 2015

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